INVITATION TO SHAREHOLDERS

Dear Shareholders:

On behalf of Intertape Polymer Group Inc.’s (the “Corporation”) board of directors (the “Board of Directors”), management and employees, we invite you to attend the annual meeting of shareholders of the Corporation on Wednesday June 5, 2013, to be held at the St. Andrew’s Club & Conference Centre, 150 King Street West, 27th Floor, Toronto, Ontario, M5H 1J9 at 10:00 a.m. (Toronto time).

The items of business to be considered at this meeting are described in the Notice of Annual Meeting of Shareholders of Intertape Polymer Group Inc. and accompanying Management Information Circular. The contents and the dissemination of this Management Information Circular have been approved by the Board of Directors.

Your participation at this meeting is very important to the Corporation. We encourage you to vote, which can easily be done by following the instructions set out in the Management Information Circular. Management will review the Corporation’s operational and financial performance during 2012 and provide an outlook for 2013. You will also have an opportunity to ask questions and to meet your directors and executives.

Many of the Corporation’s public documents are available under the tab “Investor Relations” on the Corporation’s website located at www.intertapepolymer.com. We encourage you to visit the website during the year for information about the Corporation, including news releases and investor presentations. Additional information relating to the Corporation is available on SEDAR at www.sedar.com.

We look forward to seeing you at the meeting.

Yours sincerely,

Eric E. Baker	Gregory A. C. Yull
Chairman of the Board	Chief Executive Officer and President

MANAGEMENT INFORMATION CIRCULAR

SOLICITATION OF PROXIES BY MANAGEMENT

This Management Information Circular (the “Circular”) is furnished in connection with the solicitation by the management of Intertape Polymer Group Inc. (the “Corporation”) of proxies to be used at the annual meeting of shareholders (the “Meeting”) of the Corporation to be held at the time and place and for the purposes set forth in the Notice of Meeting and all adjournments thereof. Except as otherwise stated, the information contained herein is given as of April 17, 2013 and all dollar amounts in this Circular are in U.S. dollars. The solicitation of proxies by management will be made primarily by mail. However, directors, officers and employees of the Corporation may also solicit proxies by telephone, telecopier, e-mail or in person. The total cost of solicitation of proxies will be borne by the Corporation.

AVAILABILITY OF PROXY MATERIALS

Rules recently adopted by the Canadian securities administrators, known as the “notice and access” distribution option, allow companies to send shareholders a notice to the effect that proxy materials are available via the Internet, rather than mailing full sets of proxy materials to them. This year, the Corporation chose to mail full packages of materials to shareholders and is not relying on the “notice and access” distribution option. In the future the Corporation may take advantage of the “notice and access” distribution option. If, in the future, the Corporation chooses to send such notices to shareholders, the notices will contain instructions on how shareholders can access the Corporation’s notice of meeting and Circular via the Internet. The notices will also contain instructions on how shareholders can ask that proxy materials be delivered to them electronically or in printed form on a one-time or ongoing basis.

APPOINTMENT AND REVOCATION OF PROXIES

General

Shareholders may be “Registered Shareholders” or “Non-Registered Shareholders”. If common shares of the Corporation (“Common Shares”) are registered in the name of an intermediary and not registered in the shareholder’s name, they are said to be owned by a “Non-Registered Shareholder”. An intermediary is usually a bank, trust company, securities dealer or broker, or a clearing agency in which an intermediary participates. The instructions provided below set forth the different procedures for voting Common Shares at the Meeting to be followed by Registered Shareholders and Non-Registered Shareholders.

The persons named in the enclosed instrument appointing a proxy holder are officers or directors of the Corporation. Each shareholder has the right to appoint a person or company (who need not be a shareholder) to attend and act for him at the Meeting other than the persons designated in the enclosed form of proxy by inserting such other person’s name in the blank space provided in the form of proxy and signing the form of proxy or by completing and signing another proper form of proxy. Shareholders who have given a proxy also have the right to revoke it insofar as it has not been exercised. The right to appoint an alternate proxy holder and the right to revoke a proxy may be exercised by following the procedures set out below under “Registered Shareholders” or “Non-Registered Shareholders”, as applicable.

If any shareholder receives more than one proxy or voting instruction form, it is because that shareholder’s shares are registered in more than one form. In such cases, shareholders should sign and submit all proxies or voting instruction forms received by them in accordance with the instructions provided.

Registered Shareholders

Registered Shareholders have two methods by which they can vote their Common Shares at the Meeting; namely in person or by proxy. To assure representation at the Meeting, Registered Shareholders are encouraged to return the proxy included with this Circular. Sending in a proxy will not prevent a Registered Shareholder from voting in person at the Meeting. The vote will be taken and counted at the Meeting. Registered Shareholders who do not plan to attend the Meeting or do not wish to vote in person can vote by proxy.

To be valid, the duly-completed form of proxy must be deposited at the offices of Canadian Stock Transfer Company (CST) as administrative agent for CIBC Mellon Trust Company (CIBC Mellon), B1 Level, 320 Bay Street, Toronto, Ontario M5H 4A6 prior to 5:00 p.m. (Toronto time) on June 4, 2013 or with the Chairman of the Meeting before the commencement of the Meeting or any adjournment thereof. A Registered Shareholder may return the completed proxy as follows:

(a)	by mail in the enclosed envelope; or

(b)

by the Internet (by accessing the following Internet site: www.proxypush.ca/ITP and entering the personalized twelve-digit e-voting control number printed on your form of proxy and following the instructions on the website); or

(c)	by telephone by calling 1-866-206-5104 as described on the enclosed proxy; or

(d)

by registered mail, by hand or by courier to the attention of Canadian Stock Transfer Company (CST) as administrative agent for CIBC Mellon Trust Company (CIBC Mellon), B1 Level, 320 Bay Street, Toronto, Ontario M5H 4A6.

To exercise the right to appoint a person or company to attend and act for a Registered Shareholder at the Meeting, such shareholder must strike out the names of the persons designated on the enclosed instrument appointing a proxy and insert the name of the alternate appointee in the blank space provided for that purpose. The instrument appointing a proxy holder must be executed by the shareholder or by his attorney authorized in writing or, if the shareholder is a corporate body, by its authorized officer or officers.

To exercise the right to revoke a proxy, in addition to any other manner permitted by law, a shareholder who has given a proxy may revoke it by instrument in writing, executed by the shareholder or his attorney authorized in writing, or if the shareholder is a corporation, by a duly authorized officer or attorney thereof, and deposited: (i) with Canadian Stock Transfer Company (CST) as administrative agent for CIBC Mellon Trust Company (CIBC Mellon), B1 Level, 320 Bay Street, Toronto, Ontario M5H 4A6 at any time up to and including prior to 5:00 p.m. (Toronto time) on June 4, 2013, or (ii) with the Chairman of the Meeting on the date of the Meeting, or at any adjournment thereof, and upon either of such deposits the proxy is revoked.

NON-REGISTERED SHAREHOLDERS

Non-Registered Shareholders who have not objected to their intermediary disclosing certain ownership information about themselves to the Corporation are referred to as “NOBOs”. Non-Registered Shareholders who have objected to their intermediary disclosing the ownership information about themselves to the Corporation are referred to as “OBOs”.

In accordance with the requirements of National Instrument (“NI 54-101”) of the Canadian Securities Administrators, entitled “Communication with Beneficial Owners of Securities of a Reporting Issuer”, the Corporation is sending the Notice of Meeting, this Circular, a voting instruction form (“VIF”) or a form of proxy, as applicable (collectively, the “Meeting Materials”) directly to the NOBOs and, indirectly, through intermediaries to the OBOs. The Corporation is not relying on the notice and access delivery procedures outlined in NI 54-101 to distribute copies of the Meeting Materials in connection with the Meeting.

Meeting Materials Received by OBOs from Intermediaries

The Corporation has distributed copies of the Meeting Materials to intermediaries for distribution to OBOs. Intermediaries are required to deliver these materials to all OBOs of the Corporation who have not waived their right to receive these materials, and to seek instructions as to how to vote Common Shares. Often, intermediaries will use a service company (such as, for example, Broadridge Financial Solutions, Inc.) to forward the Meeting Materials to OBOs.

OBOs who receive Meeting Materials will typically be given the ability to provide voting instructions in one of two ways:

(a)

Usually, an OBO will be given a VIF which must be completed and signed by the OBO in accordance with the instructions provided by the intermediary. In this case, the mechanisms described above for Registered Shareholders cannot be used and the instructions provided by the intermediary must be followed.

(b)

Occasionally, however, an OBO may be given a proxy that has already been signed by the intermediary. This form of proxy is restricted to the number of Common Shares owned by the OBO but is otherwise not completed. This form of proxy does not need to be signed by the OBO but must be completed by the OBO and returned to Canadian Stock Transfer Company (CST) as administrative agent for CIBC Mellon Trust Company (CIBC Mellon) in the manner described above for Registered Shareholders.

The purpose of these procedures is to allow OBOs to direct the proxy voting of the Common Shares that they own but that are not registered in their name. Should an OBO who receives either a form of proxy or a VIF wish to attend and vote at the Meeting in person (or have another person attend and vote on their behalf), the OBO should strike out the persons named in the form of proxy as the proxy holder and insert the OBO’s (or such other person’s) name in the blank space provided or, in the case of a VIF, follow the corresponding instructions provided by the intermediary. In either case, OBOs who received Meeting Materials from their intermediary should carefully follow the instructions provided by the intermediary.

To exercise the right to revoke a proxy, an OBO who has completed a proxy (or a VIF, as applicable) should carefully follow the instructions provided by the intermediary.

Proxies returned by intermediaries as “non-votes” because the intermediary has not received instructions from the OBO with respect to the voting of certain shares or, under applicable stock exchange or other rules, the intermediary does not have the discretion to vote those Common Shares on one or more of the matters that come before the Meeting, will be treated as not entitled to vote on any such matter and will not be counted as having been voted in respect of any such matter. Common Shares represented by such “non-votes” will, however, be counted in determining whether there is a quorum.

Meeting Materials Received by NOBOs from the Corporation

As permitted under NI 54-101, the Corporation has used a NOBO list to send the Meeting Materials directly to the NOBOs whose names appear on that list. If you are a NOBO and the Corporation’s transfer agent, Canadian Stock Transfer Company (CST) as administrative agent for CIBC Mellon Trust Company (CIBC Mellon), has sent these materials directly to you, your name and address and information about your holdings of Common Shares have been obtained from the intermediary holding such shares on your behalf in accordance with applicable securities regulatory requirements.

As a result, any NOBO of the Corporation can expect to receive a scannable VIF from Canadian Stock Transfer Company (CST) as administrative agent for CIBC Mellon Trust Company (CIBC Mellon). Please complete and return the VIF to Canadian Stock Transfer Company (CST) as administrative agent for CIBC Mellon Trust Company (CIBC Mellon) in the envelope provided. In addition, telephone voting and internet voting are available, as further described in the VIF. Instructions with respect to the procedures for telephone and internet voting can be found in the VIF. Canadian Stock Transfer Company (CST) as administrative agent for CIBC Mellon Trust Company (CIBC Mellon) will tabulate the results of the VIFs received from the Corporation’s NOBOs and will provide appropriate instructions at the Meeting with respect to the shares represented by the VIFs received by Canadian Stock Transfer Company (CST) as administrative agent for CIBC Mellon Trust Company (CIBC Mellon).

By choosing to send these Meeting Materials to you directly, the Corporation (and not the intermediary holding Common Shares on your behalf) has assumed responsibility for (i) delivering these Meeting Materials to you, and (ii) executing your proper voting instructions. The intermediary holding Common Shares on your behalf has appointed you as the proxy holder of such shares, and therefore you can provide your voting instructions by completing the proxy included with this Circular in the same way as a Registered Shareholder. Please refer to the information under the heading “Appointment and Revocation of Proxies—Registered Shareholders” for a description of the procedure to return a proxy, your right to appoint another person or company to attend the meeting, and your right to revoke the proxy.

Although a Non-Registered Shareholder may not be recognized directly at the Meeting for the purposes of voting Common Shares registered in the name of his or her broker, a Non-Registered Shareholder may attend the Meeting as proxy holder for the Registered Shareholder and vote the Common Shares in that capacity. Non-Registered Shareholders who wish to attend the Meeting and indirectly vote their Common Shares as proxy holder for the Registered Shareholder should enter their own names in the blank space on the form of proxy provided to them and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker.

EXERCISE OF DISCRETION BY PROXIES

Where a choice is specified, the Common Shares represented by proxy will be voted for, withheld from voting or voted against, as directed, on any poll or ballot that may be called. Where no choice is specified, the proxy will confer discretionary authority and will be voted in favour of all matters referred to on the form of proxy. Accordingly, in the absence of any direction to the contrary, Common Shares represented by properly-executed proxies in favour of the persons designated in the enclosed form of proxy will be voted FOR the: (i) election of directors, and (ii) appointment of auditors and authorization of the directors to fix their remuneration as stated under such headings in this Circular.

The proxy also confers discretionary authority to vote for, withhold from voting, or vote against amendments or variations to the matters identified in the Notice of Meeting and with respect to other matters not specifically mentioned in the Notice of Meeting but which may properly come before the Meeting.

Management has no present knowledge of any amendments or variations to matters identified in the Notice of Meeting or any business that will be presented at the Meeting other than that referred to in the Notice of Meeting. However, if any other matters, not known to management should properly come before the Meeting, the accompanying form of proxy confers discretionary authority upon the persons named therein and, in such case, it is their intention to vote in accordance with the recommendations of management of the Corporation.

VOTING SHARES

As of April 17, 2013, there were 59,625,039 Common Shares issued and outstanding. Each Common Share entitles the holder thereof to one vote. The Corporation has fixed April 17, 2013 as the record date (the “Record Date”) for the purpose of determining shareholders entitled to receive notice of the Meeting. Pursuant to the Canada Business Corporations Act (“CBCA”), the Corporation is required to prepare, no later than ten days after the Record Date, an alphabetical list of shareholders entitled to vote as of the Record Date that shows the number of Common Shares held by each shareholder. A shareholder whose name appears on the list referred to above is entitled to vote the Common Shares shown opposite the shareholder’s name at the Meeting. The list of shareholders is available for inspection during usual business hours at the registered office of the Corporation, 1250 René-Lévesque Blvd. West, Suite 2500, Montreal, Québec H3B 4Y1 and at the Meeting.

PRINCIPAL SHAREHOLDERS

As of April 17, 2013, to the knowledge of the directors and executive officers of the Corporation, the following are the only persons who beneficially own, or exercise control or direction over, directly or indirectly, more than 10% of the issued and outstanding Common Shares of the Corporation:

Name	Number of Common Shares held	Percentage

Letko, Brosseau & Associates Inc.(1)	10,084,641	16.9

(1)	Based on a report filed February 13, 2013 reflecting ownership as of December 31, 2012 by Letko, Brosseau & Associates Inc. with the United States Securities and Exchange Commission.

BUSINESS OF THE MEETING

Receiving the Financial Statements

The audited consolidated financial statements of the Corporation for the year ended December 31, 2012 and the report of the auditors thereon will be placed before the Meeting. These audited consolidated financial statements may be obtained from the Corporation upon request and will be available at the Meeting. The audited consolidated financial statements of the Corporation for the fiscal year ended December 31, 2012 are available on the Corporation’s website at www.intertapepolymer.com under the tab “Investor Relations” and have been filed with the Canadian securities regulatory authorities as well as the U.S. Securities and Exchange Commission.

Election of Directors

The Corporation’s Articles of Amalgamation provide for a minimum of three and a maximum of eleven directors. The Board of Directors has fixed the number of directors at eight. Each director elected at the Meeting will hold office until the next annual meeting of shareholders or until the election of his successor, unless the director’s seat on the Board of Directors becomes vacant for any reason.

Unless authority to do so is withheld, the persons named in the accompanying form of proxy intend to vote FOR the election of the nominees whose names appear on pages 6 and 7 hereof. Management does not expect that any of the nominees will be unable to serve as a director but, if that should occur for any reason prior to the Meeting, the persons named in the accompanying form of proxy will vote in their discretion for a substitute nominee, unless the shareholder has directed otherwise in the proxy or the proxy specifies the Common Shares are to be withheld from voting in the election of directors.

Appointment of Auditors

Management and the Board of Directors propose that Raymond Chabot Grant Thornton LLP, Chartered Accountants, be appointed as the Corporation’s auditors until the close of the next annual meeting. Raymond Chabot Grant Thornton LLP, Chartered Accountants, have been the Corporation’s auditors for more than five years.

The Audit Committee has a policy that restricts the services that may be provided by the auditors and the fees paid to the auditors. All services provided by the auditors must be permitted by law, permitted by the Audit Committee policy and be pre-approved by the Audit Committee as per the policy. Fees paid or accrued to the auditors for the past two fiscal years ended December 31, 2012 and 2011 are detailed below:

($ thousands)	2012	2011
Audit Fees	860,430	1,052,114
Audit-Related Fees	10,005	119,253
Tax Fees	75,038	268,614
All Other Fees	-	-
Total	945,473	1,439,981

The nature of each category of fee is described below.

Audit Fees. Audit fees were for professional services rendered for the integrated audit of the Corporation’s consolidated financial statements and internal control over financial reporting, assisting its Audit Committee in discharging its responsibilities for the review of the Corporation’s interim unaudited consolidated financial statements and services that generally only the independent auditor can reasonably provide, such as consent letters and assistance and review of documents filed with the Canadian securities regulatory authorities and the United States Securities and Exchange Commission.

Audit-Related Fees. Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s consolidated interim unaudited financial statements and are not reported under the caption “Audit Fees” above. These services included consultations concerning financial accounting and reporting standards, as well as the Corporation’s transition to International Financial Reporting Standards.

Tax Fees. Tax fees were for tax compliance, tax advice and tax planning. These services included the preparation of the Canadian subsidiaries’ income tax returns, assistance with questions regarding tax audits from the various taxation authorities in Canada and tax planning relating to common forms of domestic and international taxation.

All Other Fees. All other fees were for services provided other than the audit fees, audit-related fees and tax fees described above. No such fees have been billed in the last two fiscal years.

Except where authorization to vote with respect to the appointment of auditors is withheld, the persons named in the accompanying form of proxy intend to vote FOR the appointment of Raymond Chabot Grant Thornton LLP, Chartered Accountants, as the auditors of the Corporation until the next annual meeting of shareholders, at remuneration to be determined by the Board of Directors.

Other Matters

Management has no present knowledge of any amendments or variations to matters identified in the Notice of Meeting or any business that will be presented at the Meeting other than that referred to in the Notice of Meeting. However, if any other matters, not known to management should properly come before the Meeting, the accompanying form of proxy confers discretionary authority upon the persons named therein and, in such case it is their intention to vote in accordance with the recommendations of management of the Corporation.

ELECTION OF DIRECTORS

Number of Directors

The Board of Directors currently consists of eight directors. The persons named in the enclosed form of proxy intend to vote for the election of the eight nominees whose names are set out below. Each director will hold office until the next annual meeting of shareholders or until the election of his successor, unless the director’s seat on the Board of Directors becomes vacant for any reason.

Nominees for Election to the Board of Directors

The following table sets out the name of each of the persons proposed to be nominated for election as a director, all other positions and offices with the Corporation now held by such person, his province or state, and country of residence and principal occupation, the date on which such person became a director of the Corporation, and the number of Common Shares of the Corporation that such person has advised are beneficially owned or over which control or direction is exercised, directly or indirectly, by such person as of the date indicated below.

Name, province or state and country of residence and position with the Corporation	Principal occupation	Director since	Number of Common Shares beneficially owned or over which control or direction is exercised as of April 17, 2013(1)

Eric E. Baker (2)(3) Ontario, Canada Chairman of the Board of Directors	Managing Partner Miralta Capital L.P. President Altacap Investors Inc. (private equity manager)	June 28, 2007(4)	3,018,989

Robert M. Beil(3)(5) Arizona, U.S.A. Director	Retired	September 5, 2007	55,696

George J. Bunze, CMA(3)(6) Québec, Canada Director	Vice-Chairman and Director Kruger Inc. (manufacturer of paper, tissue, wood products, energy (hydro/wind) and wine and spirits products)	June 28, 2007	56,871

Robert J. Foster(5)(6) Ontario, Canada Lead Director	CEO and President Capital Canada Limited (investment banking firm)	June 8, 2010	67,500

James Pantelidis(6) Ontario, Canada Director	Director and Chairman of the Board of Parkland Fuel Corporation and Director and Chairman of the Board of EnerCare Inc.	May 16, 2012	5,000

Jorge N. Quintas(5)(7) Porto, Portugal Director	President Nelson Quintas SGPS, SA (manufacturer of electrical and telecommunication cables)	June 29, 2009	97,300

Gregory A. C. Yull(2) Florida, U.S.A. Director, Chief Executive Officer and President of the Corporation	Chief Executive Officer and President of the Corporation	August 2, 2010	215,629

Melbourne F. Yull(2) Florida, U.S.A. Director	President Sammana Group, Inc.	June 28, 2007(8)	2,512,609

(1)	This information was provided to the Corporation by the respective directors.
(2)	Member of the Executive Committee.
(3)	Member of the Corporate Governance and Nominating Committee.
(4)	Mr. Baker was also a director of the Corporation from its incorporation on December 22, 1989 to July 4, 2000 and, prior thereto, a director of a predecessor company from 1984.
(5)	Member of the Human Resources and Compensation Committee.
(6)	Member of the Audit Committee.
(7)	Mr. Quintas was also a director of the Corporation from May 2005 to June 2006.
(8)

Mr. Yull was also a director of the Corporation from its incorporation on December 22, 1989 to June 14, 2006 (when he retired as Chairman of the Board of Directors and Chief Executive Office of the Corporation) and, prior thereto, a director of a predecessor company from 1981. He served as Executive Director of the Corporation between June 28, 2007 and June 8, 2010.

Non-executive directors are required to own a minimum of 50,000 Common Shares by August 2014 in order to remain eligible for future option grants. As of April 17, 2013, all of the non-executive directors are in compliance with the ownership requirements other than one director appointed in May 2012 who has until May 2015 to be in compliance.

To the knowledge of the Corporation, none of the foregoing nominees for election as director of the Corporation:

(a)	is, or within the last ten years has been, a director, chief executive officer or chief financial officer of any company that:

(i)

was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under applicable securities legislation, and which in all cases was in effect for a period of more than 30 consecutive days (an “Order”), which Order was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer of such company; or

(ii)

was subject to an Order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer of such company; or

(b)

is, or within the last ten years has been, a director or executive officer of any company that, while the proposed director was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, except for Eric E. Baker, a former director of Aldea Vision Solutions Inc., a company whose shares were listed on the TSX Venture Exchange and which in 2007 filed court proceedings before the Superior Court of Québec for protection under the Companies’ Creditors Arrangement Act (Canada); and James Pantelidis, who made a private investment in Tattoo Footwear Inc. and joined the board of that company in 2003. In the 12 month period following the sale of his shares and departure from the board of Tattoo Footwear Inc., the company went into receivership; or

(c)

has, within the last ten years, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold his assets.

None of the foregoing nominees for election as director of the Corporation has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable security holder in deciding whether to vote for a proposed director.

Majority Voting for Directors

In April 2013, the Board of Directors approved the adoption of a majority voting policy. Under this policy, in an uncontested election of directors, any nominee proposed for election as a director who receives a greater number of “withheld” votes than “for” votes is expected to promptly following the date of the shareholders’ meeting at which the election occurred, tender his or her resignation to the Chairman of the Board of Directors for consideration by the Corporate Governance and Nominating Committee

(the “Committee”) of the Board of Directors, with the resignation to take effect upon acceptance by the Board of Directors. This policy applies only to “uncontested elections”, that is elections where the number of nominees for Director shall be equal to the number of Directors to be elected.

The Board of Directors shall act on the Committee’s recommendation within 90 days following the date of the shareholders’ meeting at which the election occurred. Following the Board of Directors’ decision on the Committee’s recommendation, the Board of Directors shall promptly disclose, by way of a press release, the Board of Directors’ decision whether or not to accept the director’s resignation offer, together with an explanation of the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation

The Committee shall be expected to accept the resignation except in situations where extenuating circumstances would warrant the applicable director to continue to serve on the Board of Directors. In considering whether or not to accept the resignation, the Committee will consider all factors deemed relevant by the Committee including, without limitation, the stated reason or reasons why shareholders “withheld” votes from the election of that nominee, the length of service and the qualifications of the director whose resignation has been tendered (including, for example, the impact the director’s resignation would have on the Corporation’s compliance with the requirements of applicable corporate and securities laws and the rules of any stock exchange on which the Corporation’s securities are listed or posted for trading), such director’s contributions to the Corporation, and whether the director’s resignation from the Board of Directors would be in the best interests of the Corporation.

The Committee will also consider a range of possible alternatives concerning the director’s tendered resignation as the Committee deem appropriate including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Committee to have substantially resulted in the “withheld” votes.

A director who tenders his or her resignation will not participate in any meetings to consider whether the resignation shall be accepted.

Shareholders should note that, as a result of the majority voting policy, a ‘‘withhold’’ vote is effectively the same as a vote against a director nominee in an uncontested election.

DIRECTORS’ AND OFFICERS’ INSURANCE

The Corporation maintains directors’ and officers’ liability insurance covering liability, including defense costs, of directors and officers of the Corporation incurred as a result of acting in such capacity, provided that they acted honestly and in good faith with a view to the best interests of the Corporation. The current limit of the insurance is $25 million. An annual premium of $71,050 was paid by the Corporation in 2013 with respect to the period from December 1, 2012 to December 1, 2013. Claims payable to the Corporation are subject to retention or a deductible of up to $50,000 per occurrence.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

This discussion describes the Corporation’s compensation program for each person who acted as Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) and the three most highly-compensated executive officers (or three most highly-compensated individuals acting in a similar capacity), other than the CEO and CFO, whose total compensation was more than $150,000 in the Corporation’s last financial year (each a “Named Executive Officer” or “NEO” and collectively, the “Named Executive Officers”). This section addresses the Corporation’s philosophy and objectives and provides a review of the process that the Human Resources and Compensation Committee of the Board of Directors (the “Compensation Committee”) follows in deciding how to compensate the Named Executive Officers. This section also provides discussion and analysis of the Compensation Committee’s specific decisions regarding the compensation of the Named Executive Officers for the financial year ended December 31, 2012.

Compensation Committee

The Compensation Committee is composed of three directors, namely Robert M. Beil (Chairman), Robert J. Foster (effective May 16, 2012) and Jorge N. Quintas, none of whom is or has been at any previous time an employee of the Corporation or any of its subsidiaries, and all of whom are considered independent within the meaning of National Instrument 52 – 110 Audit Committee. The Compensation Committee reviews annually the performance of the executives and ensures that it understands compensation trends and that the programs in place are adequate. When circumstances warrant it, the Compensation Committee may make recommendations that deviate from current policies. The Board of Directors is of the view that the Compensation Committee collectively has the knowledge, experience and background to fulfill its mandate, and that each of the members of the Compensation Committee has direct experience relevant to his responsibilities regarding executive compensation. Each of the members of the Compensation Committee is an experienced senior executive. In particular, Messrs. Foster and Quintas are presidents of their respective firms and Mr. Beil has extensive experience with the design and implementation of executive compensation packages. These collective skills and extensive experience enable the Compensation Committee to make decisions on the suitability of the Corporation’s compensation policies and practices.

Compensation Program Philosophy

The Corporation’s executive compensation philosophy and program objectives are directed primarily by two guiding principles. First, the program is intended to provide competitive levels of compensation, at expected levels of performance, in order to attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interest between the Corporation’s executives and shareholders so that a significant portion of each executive’s compensation is linked to maximizing shareholder value. In support of this philosophy, the executive compensation program is designed to reward performance that is directly relevant to the Corporation’s short-term and long-term success. The Corporation attempts to provide both short-term and long-term incentive compensation that varies based on corporate and individual performance.

Three primary components comprise the Corporation’s compensation program. They are basic salary, annual incentive bonuses based on performance, and long-term incentive plan allowing for multiple award vehicles such as stock options granted pursuant to the Corporation’s Executive Stock Option Plan (“ESOP”) or stock appreciation rights (“SARs”) granted pursuant to the Corporation’s 2012 Appreciation Rights Plan (the “SAR Plan”). Each element of compensation fulfills a different role in attracting, retaining and motivating qualified executives and employees with the expertise and skills required in the business of the Corporation, who can effectively contribute to its long-term success and objectives. The following describes the Corporation’s executive compensation program by component of compensation and discusses how each component relates to the Corporation’s overall executive compensation objective. In establishing the executive compensation program, the Corporation believes that:

(a)

base salaries provide an immediate cash incentive for the Corporation’s Named Executive Officers and should be at levels competitive with peer companies that compete with the Corporation for business opportunities and executive talent;

(b)

annual incentive bonuses encourage and reward performance over the financial year compared to predefined goals and objectives and reflect progress toward company-wide performance objectives and personal objectives; and

(c)

stock options and SARs ensure that the Named Executive Officers are motivated to achieve long-term growth of the Corporation and continuing increases in shareholder value, and provide capital accumulation linked directly to the Corporation’s performance.

The Corporation places equal emphasis on base salary and stock options or SARs as short-term and long-term incentives, respectively. Annual incentive bonuses are related to performance and may form a greater or lesser part of the entire compensation package in any given year.

Purpose

The Corporation’s executive compensation program has been designed to accomplish the following long-term objectives:

(a)	create a proper balance between building shareholder wealth and competitive executive compensation while maintaining good corporate governance;

(b)	produce long-term, positive results for the Corporation’s shareholders;

(c)	align executive compensation with corporate performance and appropriate peer-group comparisons; and

(d)	provide market-competitive compensation and benefits that will enable the Corporation to recruit, retain and motivate the executive talent necessary to be successful.

Compensation Process

The Compensation Committee administers the Corporation’s compensation program in accordance with the mandate set out in the Compensation Committee’s charter, which has been adopted by the Board of Directors. Part of the mandate is to evaluate and recommend to the Board of Directors compensation policies and programs for the Corporation’s directors, executive officers and senior management, including option grants under the ESOP and awards of SARs under the SAR Plan, both described below. The Compensation Committee has the authority to retain compensation consultants to assist in the evaluation of director, CEO and senior executive compensation. In 2011, the Corporation retained the services of Hay Group, Inc. for advice relating to the competitiveness and appropriateness of the compensation programs of the Corporation for the President and Chief Executive Officer and members of senior management, as the case may be. In the third quarter of 2012, the account manager in charge of the Corporation’s account at Hay Group, Inc. moved to Buck Consultants, LLC. Consequently, in the fourth quarter of 2012, the Corporation retained Buck Consultants, LLC for advice relating to the competitiveness and appropriateness of the compensation programs of the Corporation for the President and CEO and other key executives, as the case may be. The services provided by Buck Consultants, LLC may include, but are not limited to, advice on base salaries, short term, medium term and long term incentive programs, pension plans, social benefits, awards and provisions regarding employment and change of control. In connection with these services, Buck Consultants, LLC may review the Corporation’s compensation policies (including making recommendations on the companies forming part of the peer group of companies representative of the competitive market for the Corporation, positioning regarding compensation and performance, performance measures, etc.), the design of the programs and the levels of compensation compared to market and may make observations and recommendations regarding amendments where appropriate.

The CEO makes recommendations to the Compensation Committee as to the compensation of the Corporation’s executive officers, other than himself. The Compensation Committee makes recommendations to the Board of Directors as to the compensation of the CEO and the other Named Executive Officers for approval, in accordance with the same criteria upon which the compensation of all other executive officers is based.

The Compensation Committee annually reviews the compensation levels for the executive officers and certain members of senior management. The Compensation Committee makes recommendations to the Board of Directors as to the compensation of the CEO and the other Named Executive Officers for approval, in accordance with the same criteria upon which the compensation of all other executive officers is based. For the fiscal year ended December 31, 2012, the Compensation Committee reviewed information it received from the CEO. It used this information to determine and approve such changes to the general compensation levels that it considered appropriate. In addition, on the recommendation of the CEO, the Compensation Committee approved and recommended to the Board of Directors discretionary SAR awards for executive officers and senior management. In arriving at its decisions, the Compensation Committee reviewed industry comparisons for similar-sized companies and for other companies in the packaging materials sector. Based on these criteria, for the fiscal year ended December 31, 2012, the peer group was comprised of the following companies: AEP Industries, Aptargroup, Boise Inc., Enpro Industries, Exopak Holding Corporation, Myers Industries, Packaging Corporation of America and Tredegar Corporation. Buck Consultants, LLC reviewed the composition of the peer group used in the 2012 executive compensation review. Following that review, Buck Consultants, LLC developed a “peers-of-peers” list as a framework for a revised peer group. Based on discussions with management, that list was refined to include companies that have revenues between 0.4x and 2.4x the Corporation’s revenues and are in the closest Global Industry Classification Standards (GICS), that is, have the same 4-digit or 8-digit codes as the Corporation. Based on these criteria, for the fiscal year ended December 31, 2013, the comparative group will be comprised of the following companies: AEP Industries, Buckeye Technologies, Inc., Clearwater Paper Corp., Dorman Products, Inc., Kapstone Paper and Packaging Co., Multi-Color Corporation, Myers Industries, Inc., Neenah Paper Inc., OMNOVA Solutions Inc., P.H. Glatfelter Company, Schweitzer-Mauduit International, Spartech Corporation, Tredegar Corporation and Wausau Paper Corp.

Although the Compensation Committee may rely on information and advice obtained from consultants, all decisions with respect to executive compensation are made by the Board of Directors upon recommendation of the Compensation Committee and may reflect factors and considerations that differ from information and recommendations provided by such consultants, such as merit and the need to retain high-performing executives. Accordingly, the Board of Directors may exercise discretion either to award compensation absent attainment of the relevant performance goal or similar condition or to reduce or increase the size of any award or payout to one or more Named Executive Officer. During 2012, Hay Group, Inc. and Buck Consultants, LLC met with the Compensation Committee Chair and attended relevant sections of Compensation Committee meetings, as necessary.

The Compensation Committee is assessing the Corporation’s practices with respect to the long-term incentive component of its compensation program, the consistency of the Corporation’s long-term incentive plan with current trends and competitive markets, as well as the levels of compensation delivered by the Corporation’s long-term incentive plan. For employees, the Compensation Committee is considering the implementation of an award strategy based on weighted-plan awards that would include stock options, time-vested restricted shares and/or stock-based long-term performance incentives using metrics to be determined. For non-employee directors, the Compensation Committee is considering an award strategy involving deferred share units. In light of the foregoing, the Corporation expects to implement a restricted share unit plan for executives and key employees as well as a deferred share unit plan for directors within the next year.

Base Salaries

The base salaries of the Named Executive Officers are reviewed annually to ensure that they take into account the following factors: market and economic conditions; levels of responsibility and accountability of each Named Executive Officer; skill and competencies of each Named Executive Officer; retention considerations; and level of demonstrated performance.

Variable Cash Incentive Awards – Bonuses

The Compensation Committee’s philosophy with respect to executive officer bonuses is to align the payments of bonuses with the performance of the Corporation, based on predefined goals and objectives established by the Compensation Committee and management. As a result of the fiscal 2012 performance of the Corporation, the Compensation Committee recommended the payment of bonuses to the Named Executive Officers for the fiscal year ended December 31, 2012.

Each of the Named Executive Officers received a performance bonus for 2012. Bonuses paid depend on the level of achievement of financial objectives of the Corporation. The Corporation attributes to each executive, depending on his hierarchic level, a bonus target level set as a percentage of his salary, representing the amount which will be paid if all objectives are achieved according to the targets set. Actual bonuses may vary between zero and twice the target bonus, based on the level of achievement of the predetermined objectives set out at the beginning of the fiscal year. The objectives and weight attached thereto are re-evaluated on an annual basis by the Compensation Committee and communicated to the relevant individuals.

For the fiscal year ended December 31, 2012, the bonuses were based on the Corporation achieving certain target amounts for:

(i)

Adjusted EBITDA, which the Corporation defines as net earnings (loss) before (i) interest and other (income) expense; (ii) income tax expense (benefit); (iii) refinancing expense, net of amortization; (iv) amortization of debt issue expenses; (v) amortization of intangible assets; (vi) depreciation of property, plant and equipment; (vii) manufacturing facility closures, restructuring and other related charges; (viii) stock-based compensation expense; (ix) impairment of goodwill; (x) impairment of long lived assets and other assets; (xi) write down on assets classified as asset held-for-sale; and (xii) other items as disclosed; and

(ii)	Cash flows from operations after changes in working capital.

The Board of Directors elected to use Adjusted EBITDA instead of EBITDA (which the Corporation defines as net earnings (loss) before (i) interest and other (income) expense; (ii) income tax expense (benefit); (iii) refinancing expense, net of amortization; (iv) amortization of debt issue expenses; (v) amortization of intangible assets; and (vi) depreciation of property, plant and equipment) in determining bonuses for 2012 inasmuch as certain expenses and charges incurred by the Corporation during the year (e.g., manufacturing facility closure costs) were in the long term interest of the Corporation and that such amounts should not impact the ability of the Named Executive Officers to achieve the performance bonus targets.

The target amount for Adjusted EBITDA for 2012 was set at $70,064,000 (the “Adjusted EBITDA Target”) and the target amount for cash flows from operations after changes in working capital was $53,100,000 (the “Cash Flows Target”). The Corporation’s Adjusted EBITDA for 2012 was $87,904,000 which was 125.5% of the Adjusted EBITDA Target. The utilization of Adjusted EBITDA had the effect of increasing the bonus payable to the Named Executive Officers other than Mr. Yull and Mr. Pitz.

The following table presents the target incentive compensation as a percentage of salary, the indicators used in 2012 to measure the Corporation’s performance for purposes of the short term incentive compensation program and their relative weight.

		Gregory A. C. Yull	Bernard J. Pitz	Jim Bob Carpenter	Shawn Nelson	Douglas R. Nalette

Incentive compensation as a percentage of salary	Minimum Target Maximum	0% 100% 100%	0% 100% 100%	0% 40% 80%	0% 50% 100%	0% 50% 100%

Relative weight of financial indicators
Adjusted EBITDA		50%	50%	50%	50%	50%

Cash flows from operations after changes in working capital		50%	50%	50%	50%	50%

Total		100%	100%	100%	100%	100%

The bonus is calculated using, for each objective, the following formula and is equal to the sum of all results:

Annual salary X number of applicable months	X	Target bonus percentage	X	Weight of financial indicator
12 months

Named Executive Officers were also eligible for prorated bonus amounts if between 90% and 100% of the target objectives were achieved by the Corporation.

The Named Executive Officers other than Messrs. Yull and Pitz were also eligible for an additional bonus calculated using an Adjusted EBITDA target amount of $80,478,000 (the “Reach Adjusted EBITDA Target”). This additional bonus is calculated using the following formula:

Actual Adjusted EBITDA – Adjusted EBITDA Target	X	Maximum bonus amount –
Reach Adjusted EBITDA Target – Adjusted EBITDA Target		Target bonus amount

The Named Executive Officers other than Messrs. Yull and Pitz were also eligible for an additional bonus calculated using a Cash Flows target amount of $60,900,000 (the “Reach Cash Flows Target”). This additional bonus is calculated using the following formula:

Cash flows from operations after changes in working capital – Cash Flows Target	X	Maximum bonus amount –
Reach Cash Flows Target – Cash Flows Target		Target bonus amount

The following table presents the objectives for 2012 approved by the Board of Directors and the results achieved by the Corporation:

	Target	Result	Evaluation of Performance

EBITDA	$68,964,000	$67,815,000	98.3%
Adjusted EBITDA	$70,064,000	$87,904,000	125.5%
Cash flows from operations after changes in working capital	$53,100,000	$84,500,000	159.1%
Reach EBITDA	$79,378,000	$67,815,000	85.4%
Reach Adjusted EBITDA	$80,478,000	$87,904,000	109.2%
Reach Cash Flows	$60,900,000	$84,500,000	138.8%

The following table presents, for each target objective, the bonus amount earned by the Named Executive Officer for 2012.

	Gregory A. C. Yull	Bernard J. Pitz	Jim Bob Carpenter	Shawn Nelson	Douglas R. Nalette

Adjusted EBITDA Target	$250,000	$190,962	$62,060	$78,538	$82,500
Cash Flows Target	$250,000	$190,962	$62,060	$78,538	$82,500
Reach Targets	—	—	$124,120	$157,074	$165,000
Discretionary Bonus	$100,000(1)	$70,780(1)	—	—	—

Total	$600,000	$452,704	$248,240	$314,150	$330,000

(1)	The Board of Directors approved a discretionary bonus to Messrs. Yull and Pitz.

Stock Option Plan

The Corporation provides long-term incentive compensation to its Named Executive Officers through the ESOP. The ESOP is described in detail below under the heading “Securities Authorized for Issuance under Equity Compensation Plans – Executive Stock Option Plan”. The Compensation Committee recommends the granting of stock options from time to time based on its assessment of the appropriateness of doing so in light of the long-term strategic objectives of the Corporation, its current stage of development, the need to retain or attract particular key personnel, the number of stock options already outstanding and overall market conditions. The Compensation Committee views the granting of stock options as a means of promoting the success of the Corporation and higher returns to its shareholders. As such, the Compensation Committee does not grant stock options in excessively dilutive numbers or at exercise prices not reflective of the Corporation’s underlying value. For the fiscal year ended December 31, 2012, the Compensation did not recommend the granting of stock options to the Named Executive Officers.

2012 Stock Appreciation Rights Plan

On June 20, 2012, the Board of Directors adopted the SAR Plan. The purpose of the SAR Plan is to (a) promote a proprietary interest in the Corporation among its executives and directors; (b) encourage the Corporation’s executives and directors to further the Corporation’s development; and (c) attract and retain the key employees necessary for the Corporation’s long-term success. The SAR Plan is administered by the Compensation Committee of the Board of Directors of the Corporation and authorizes the Corporation to award SARs to eligible persons. A SAR is a right to receive a cash payment equal to the difference between the base price of the SAR and the market value of a common share of the Corporation on the date of exercise. SARs can only be settled in cash. For the fiscal year ended December 31, 2012, the Compensation Committee recommended the award of 955,905 SARs to the Named Executive Officers and directors.

Group Benefits/Perquisites

The Compensation Committee believes that the perquisites for Named Executive Officers should be limited in scope and value and commensurate with perquisites offered by peer group companies. The perquisites, including property or other personal benefits provided to an Named Executive Officer that are not generally available to all employees in the year ended December 31, 2012 did not exceed in any case the lesser of $50,000 or 10% of the Named Executive Officer’s total salary.

Assessment of Risk Associated with the Corporation’s Compensation Policies and Practices

The Compensation Committee has assessed the Corporation’s compensation plans and programs for its executive officers to ensure alignment with the Corporation’s business plan and to evaluate the potential risks associated with those plans and programs. The Compensation Committee has concluded that the compensation policies and practices do not create any risks that are reasonably likely to have a material adverse effect on the Corporation.

The Compensation Committee considers the risks associated with executive compensation and corporate incentive plans when designing and reviewing such plans and programs.

Neither NEOs nor directors are permitted to purchase financial instruments (such as prepaid variable forward contracts, equity swaps, collars, or units of exchange funds) that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the NEO or director.

Executive Compensation-Related Fees

“Executive Compensation-Related Fees” consist of fees for professional services billed by each consultant or advisor, or any of its affiliates, that are related to determining compensation for any of the Corporation’s directors and executive officers. In the fiscal year ended December 31, 2012, the Corporation paid to its compensation consultants Executive Compensation-Related Fees amounting to $72,930 ($20,121 for the fiscal year ended December  31, 2011).

Performance Graph

The following graph compares the cumulative five-year total return provided to shareholders on the Corporation’s common shares relative to the cumulative total returns of the Standard & Poors/TSX Composite Total Return Index (“S&P/TSX Composite”). An investment of $100 (with reinvestment of all dividends) is assumed to have been made in the Corporation’s common shares and in the Index on December 31, 2007 and their relative performance is tracked through December 31, 2012.

For the five year period ended December 31, 2012, the Corporation achieved a compound annual growth rate (“CAGR”) of 21.4% compared to the S&P/TSX Composite CAGR of 0.8%. The 2012 one year total shareholder return for the Corporation was 144.4% compared to 7.2% for the S&P/TSX Composite.

The Corporation’s share price in comparison to the S&P/TSX Composite Index under performed for the 2008 and 2010 periods and over performed for the 2009, 2011 and 2012 periods. The aggregate annual compensation of the Named Executive Officers decreased in 2008 and 2009 and increased in 2010, 2011 and 2012.

Variable cash incentive awards based on the Corporation’s financial performance occurred in 2008 based on the Tapes and Films Division in 2007. There was no variable cash incentive award in 2009 based on the financial performance of the Corporation in 2008. In 2010, there was a variable cash incentive award based on the financial performance of the Tapes and Films Division in 2009. In 2011 and 2012, there were variable cash incentive awards based on the financial performance of the Corporation (Divisions have been eliminated).

In 2008, retention bonuses were paid to Named Executive Officers in connection with the strategic alternatives process and the subsequent voting down by the shareholders of the proposed sale of the Corporation and the related changes in the composition of the Board of Directors.

The Compensation Committee does not establish compensation or incentive levels based solely on the market value of the common shares of the Corporation. The Compensation Committee believes that there are a variety of factors that have an impact on the market value of the Corporation’s common shares that are not reflective of the underlying performance of the Named Executive Officers including the general market volatility.

Summary of the Compensation of the Named Executive Officers

The following table provides information for the financial years ended December 31, 2012, 2011 and 2010 regarding compensation paid to or earned by the Named Executive Officers.

Summary Compensation Table

Name and Principal Occupation	Year	Salary ($)	Share- Based Awards(1) ($)	Option- Based Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)		Pension Value(3) ($)	All other Compensation(4) ($)	Total Compensation ($)
					Annual Incentive Plans	Long-Term Incentive Plans

Gregory A. C. Yull(5) CEO & President	2012 2011 2010	489,519 464,711 418,317	2,235,639 — —	— 332,500 398,440	600,000 475,000 —	— — —	16,500 9,065 —	23,444(6) 19,442(7) 13,112(8)	3,365,102 1,300,718 829,869

Bernard J. Pitz Chief Financial Officer	2012 2011 2010	378,929 368,141 360,000	687,506 — —	— 110,000 —	452,704 370,800 49,315(9)	— — —	16,500 9,065 —	1,225(10) — 353,113(11)	1,536,864 858,006 762,428

Jim Bob Carpenter Sr. Vice President Global Sourcing	2012 2011 2010	310,300 310,300 306,123	166,668 — —	— 27,500 45,707	248,240 196,746 —	— — —	16,500 9,065 —	— — —	741,708 543,611 351,830

Shawn Nelson Senior Vice-President Sales	2012 2011 2010	311,687 297,616 271,298	333,336 — —	— 55,000 45,707	314,150 193,385 —	— — —	16,500 9,065 —	— — —	975,673 555,066 317,005

Douglas R. Nalette Senior Vice President Operations	2012 2011 2010	320,000 281,385 251,567	333,336 — —	— 55,000 45,707	330,000 183,874 —	— — —	16,500 4,168 —	— — —	999,836 524,427 297,274

(1)

The amount shown for each share-based award is the grant date fair value of the SARs that were granted to the Named Executive Officer under the SAR Plan for the specified financial year. It should be noted that the actual value received, if any, will be different and could also be nil, depending on variations in the prices of the Common Shares. The base value of a SAR is the closing price of the Corporation’s common shares on the TSX on the trading day immediately preceding the day on which a SAR is granted. The base value of SARs granted in 2012 is CDN$7.56. The grant date fair value of awards granted on June 28, 2012 to Bernard J. Pitz, Jim Bob Carpenter, Shawn Nelson and Douglas R. Nalette is estimated at the date of the grant using the Black-Scholes option pricing model, a commonly-used method, with the following assumptions: estimated volatility of 65.74%, estimated dividend yield of 0%, risk-free interest rate of 1.17%, and expected life of five years. The grant date fair value of awards granted on June 28, 2012 to Gregory A. C. Yull is estimated at the date of the grant using the Black-Scholes option pricing model, a commonly-used method, with the following assumptions: estimated volatility of 59.62%, estimated dividend yield of 0%, risk-free interest rate of 1.38%, and expected life of seven years. Even if the Corporation also uses the Black-Scholes method to determine the value for accounting purposes used for its consolidated financial statements, such value may be different from the value appearing in the table above as the Corporation uses a specific Black-Scholes factor at each date of grant calculated based on assumptions as to the sensibility of the security, the risk-free interest rate, the dividend rate and the life expectancy appropriate as of such date, the whole as described in the notes to the consolidated financial statements.

(2)

The amount shown for each option-based award is the grant date fair value of the stock options awarded to the Named Execution Officer under the ESOP for the specified financial year. It should be noted that the actual value received, if any, will be different and could also be nil, depending on variations in the prices of the Common Shares. The fair value of awards granted on June 27, 2011 to Bernard J. Pitz, Jim Bob Carpenter, Shawn Nelson and Douglas R. Nalette is estimated at the date of the grant using the Black-Scholes option pricing model, a commonly-used method, with the following assumptions: estimated volatility of 65.87%, estimated dividend yield of 0%, risk-free interest rate of 2.48%, and option term of six years. The fair value of awards granted on June 7, 2011 to Gregory A. C. Yull is estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: estimated volatility of 65.81%, estimated dividend yield of 0%, risk-free interest rate of 2.45% and option term of six years. The fair value of awards granted on June 10, 2010 to Jim Bob Carpenter, Shawn Nelson and Doug Nalette is estimated at the date of the grant using the Black-Scholes option pricing model with the following assumptions: estimated volatility of 62.89%, estimated dividend yield of 0%, risk-free interest rate of 2.87%, and option term of six years. The fair value of awards granted on August 5, 2010 to Gregory A. C. Yull is estimated at the date of the grant using the Black-Scholes option pricing model with the following assumptions: estimated volatility of 63.32%, estimated dividend yield of 0%, risk-free interest rate of 2.87% and option term of six years. Even if the Corporation also uses the Black-Scholes method to determine the value for accounting purposes used for its consolidated financial statements, such value may be different from the value appearing in the table above as the Corporation uses a specific Black-Scholes factor at each date of grant calculated based on assumptions as to the sensibility of the security, the risk-free interest rate, the dividend rate and the life expectancy appropriate as of such date, the whole as described in the notes to the consolidated financial statements.

(3)	Represents the Corporation’s contribution to its defined contribution pension plan, which qualifies as a deferred salary arrangement under section 401(k) of the United States Internal Revenue Code.
(4)

The value of perquisites received by each of the Named Executive Officers, including property or other personal benefits provided to the Named Executive Officers that are not generally available to all employees, were not in the aggregate greater than the lesser of $50,000 or 10% of the Named Executive Officer’s total salary for the financial year.

(5)	Prior to June 8, 2010, Mr. Yull was President, Distribution Products (Tapes & Films).

(6)	Primarily includes an amount of $21,589 with respect to a Corporation leased vehicle and tax gross-up paid by the Corporation to Mr. Yull pursuant to the terms of his employment agreement.
(7)	Primarily includes an amount of $17,150 with respect to a Corporation leased vehicle and tax gross-up paid by the Corporation to Mr. Yull pursuant to the terms of his employment agreement.
(8)

Primarily includes an amount of $6,656 with respect to a Corporation leased vehicle and tax gross-up paid by the Corporation to Mr. Yull pursuant to the terms of his employment agreements; and an amount of $4,736 tax gross-up and imputed interest on a loan to Mr. Yull from the Corporation which is now paid in full.

(9)	The annual incentive paid to Mr. Pitz was based on a pro rata bonus for 2009 pursuant to the terms of his employment agreement.
(10)	Represents amounts paid with respect to relocation costs.
(11)

This amount represents the tax gross-up paid by the Corporation to Bernard J. Pitz with respect to the reimbursement of the loss on the sale of his home and relocation costs (these costs amounted to $660,990).

Incentive Plan Awards—Outstanding Share-Based Awards and Option-Based Awards

The following table sets out the details of all outstanding stock options granted to the Named Executive Officers at December 31, 2012, the end of the most recently completed financial year of the Corporation.

	Option-Based Awards				Share-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price (CDN$)	Option Expiration Date	Value of Unexercised In-the-Money Options(1) (CDN$)	Number of Shares or Units of Shares that have not Vested (#)	Market or Payout Value of Share-based awards that have not Vested(2) (CDN$)	Market or Payout Value of Vested Share-based awards not paid out or distributed(3) (CDN$)
Gregory A. C. Yull	417,073 350,000 350,000	3.61 1.90 1.55	09/17/2013 08/05/2020 06/07/2021	1,830,950 2,135,000 2,257,500	500,905	220,398	—
Bernard J. Pitz	182,927 100,000	3.61 1.80	11/12/2015 06/27/2017	803,050 620,000	165,000	72,600	—
Jim Bob Carpenter	1,453 50,000 26,250 25,000	3.61 3.61 2.19 1.80	09/17/2013 08/26/2014 06/10/2016 06/27/2017	6,379 219,500 152,513 155,000	40,000	17,600	—
Shawn Nelson	152,439 35,000 50,000	3.61 2.19 1.80	09/17/2013 06/10/2016 06/27/2017	669,207 203,350 310,000	80,000	35,200	—
Douglas R. Nalette	122,352 35,000 50,000	3.61 2.19 1.80	09/17/2013 06/10/2016 06/27/2017	537,125 203,350 310,000	80,000	35,200	—
(1)

This column contains the aggregate value of in-the-money unexercised options as of December 31, 2012, calculated based on the difference between the closing price of the common shares on the TSX underlying the stock options on December 31, 2012 (being CDN$8.00) and the exercise price of the stock options. Actual gains, if any, on exercise will depend on the value of the common shares on the date of exercise. There is no guarantee that gains will be realized.

(2)

This column contains the aggregate payout value as of December 31, 2012 of SARs that have not vested, calculated based on the difference between the closing price of the common shares on the TSX underlying the SARs on December 31, 2012 (being CDN$8.00) and the base price of the SARs (being CDN$7.56). Actual gains, if any, on exercise will depend on the value of the common shares on the date of exercise. There is no guarantee that gains will be realized. The actual value received on exercise, if any, will be different and could also be nil, depending on variations in the prices of the Common Shares.

(3)

This column contains the aggregate payout value as of December 31, 2012 of vested SARs that have not been exercised, calculated based on the difference between the closing price of the common shares on the TSX underlying the SARs on December 31, 2012 (being CDN$8.00) and the base price of the SARs (being CDN$7.56). Actual gains, if any, on exercise will depend on the value of the common shares on the date of exercise. There is no guarantee that gains will be realized. The actual value received on exercise, if any, will be different and could also be nil, depending on variations in the prices of the Common Shares.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets out, for each Named Executive Officer, the value of option-based awards and share-based awards which vested during the year ended December 31, 2012 and the value of non-equity incentive plan compensation earned during the year ended December 31, 2012.

Name	Option-Based Awards – Value Vested During the Year(1)	Share-Based Awards – Value Vested During the Year(2)	Non-Equity Incentive Plan Compensation – Value Earned During the Year
Gregory A. C. Yull	$1,062,250	nil	nil
Bernard J. Pitz	$323,268	nil	nil
Jim Bob Carpenter	$192,775	nil	nil
Shawn Nelson	$114,525	nil	nil
Douglas R. Nalette	$114,525	nil	nil
(1)

The value is calculated as if the stock options were exercised on the vesting date of each relevant grant. The value is equal to the excess of the closing price of the common shares underlying the options on the vesting date over the exercise price on the vesting date. Actual gains, if any, on exercise will depend on the value of the common shares on the date of exercise. There is no guarantee that gains will be realized.

(2)

The value is calculated as if the SARs were exercised on the vesting date of each relevant grant. The value is equal to the excess of the closing price of the common shares underlying the SARs on the vesting date over the base price of the SARs price on the vesting date. There is no guarantee that gains will be realized. The actual value received on exercise, if any, will be different and could also be nil, depending on variations in the prices of the Common Shares.

For a summary description of the terms and conditions of the ESOP, see below under the heading “Securities Authorized for Issuance under Equity Compensation Plans—Executive Stock Option Plan”. For a summary description of the terms and conditions of SAR Plan, see below under the heading “Securities Authorized for Issuance under Equity Compensation Plans—Stock Appreciation Rights Plan”.

Termination and Change of Control Benefits

The following agreements between the Corporation and Named Executive Officers were in effect at the end of the Corporation’s most recently-completed financial year.

The Corporation entered into “change of control” agreements as of January 2001 with each of Messrs. Jim Bob Carpenter (Sr. Vice-President, Global Sourcing), Shawn Nelson (Sr. Vice-President Sales), as of October 28, 2004 with Douglas R. Nalette (Sr. Vice-President Operations), and as of November 17, 2009 with Bernard J. Pitz (Chief Financial Officer). These agreements provide that if, within a period of six months after a change of control of the Corporation: (a) the executive voluntarily terminates his employment with the Corporation; or (b) the Corporation terminates the executive’s employment without cause, such executive will be entitled to, subject to the restrictions of Section 409A of the Internal Revenue Code of 1986, in deferred compensation, a lump sum in the case of his resignation or an indemnity in lieu of notice in a lump sum in the case of his termination, equal to either 12 or 24 months of such executive’s remuneration at the effective date of such resignation or termination, as follows: Jim Bob Carpenter, 24 months, Shawn Nelson, 12 months, Douglas R. Nalette, 12 months, and Bernard J. Pitz, 24 months, and continued insurance coverage then in effect if permitted by its carrier during such period.

Furthermore, these agreements also provide that if during the term of the executive’s employment a bona fide offer is made to all shareholders of the Corporation which, if accepted, would result in a change of control of the Corporation, then, subject to any applicable law, all of the executive’s options which have not yet become vested and exercisable shall become vested and exercisable immediately. Upon expiry of such bona fide offer, if it does not result in a change of control of the Corporation, all of the executive’s unexercised options which were not vested prior to such offer, shall immediately revert to their unvested status and to their former provisions with respect to the time of their vesting.

On August 2, 2010, the Corporation entered into an Executive Employment Agreement with Gregory A. C. Yull. Pursuant to the terms of the Agreement, Mr. Yull shall receive an annual base salary of $450,000, increased to $475,000 commencing June 1, 2011 and $500,000 commencing on June 1, 2012. Mr. Yull shall also be entitled to a performance bonus for each fiscal year ranging from zero to 100% of his then current annual base salary based on the achievement of specific goals that are mutually agreed to between Mr. Yull and the Board of Directors. For 2012, Mr. Yull’s bonus was based on the Corporation’s achieving certain target amounts for adjusted EBITDA and cash flows from operations after changes in working capital as set forth above in the Section entitled “Compensation of Executive Officers and Directors - Compensation Discussion and Analysis - Variable Cash Incentive Awards – Bonuses”. In addition to the amount under this plan, Mr. Yull was awarded a discretionary bonus approved by the Board of Directors in 2012. During the first three years of Mr. Yull’s employment, commencing June 8, 2010, Mr. Yull shall be granted 350,000 stock options annually in accordance with the ESOP and thereafter at the discretion of the Board of Directors. The options to be granted during each of the first three years shall become exercisable in annual increments of 25% on each of the first four anniversaries of the grant date. Such options shall expire on the tenth anniversary of the grant date, subject to the early expiry provisions of the ESOP. The exercise price of such options shall be equal to the closing market price on the last trading day prior to the date of such grant. Fifty percent (50%) of the shares acquired by Mr. Yull pursuant to the exercise of the options granted under the Executive Employment Agreement must be retained by Mr. Yull and not sold or disposed of for a period of three years following the date when the option was exercised. For 2012, instead of receiving an award of 350,000 stock options in accordance with his employment agreement, Mr. Yull agreed to receive 500,905 SARs. Further, pursuant to the Agreement, Mr. Yull shall receive a reasonable car allowance or leased vehicle, be entitled to participate in all employee benefit programs established by the Corporation, and be reimbursed for his annual dues for the Laurel Oak Golf and Country Club and the Restigouche Club.

Provided Mr. Yull has served under the Agreement a minimum of five years, upon termination of his employment for any reason other than for cause, he shall receive a defined benefit supplementary pension annually for life equal to the lesser of (i) $600,000 if he separates from service at age 65 or older, $570,000 at age 64, $540,000 at age 63, $510,000 at age 62, $480,000 at age 61, or $450,000 at age 60, and (ii) two percent of the average of his total cash compensation (base salary and performance bonus) for the highest five years of his employment during the prior ten years as of the time of separation, multiplied by his years of service with the Corporation.

In the event of Mr. Yull’s death, his surviving spouse would receive 50% of the annual supplementary pension benefit within ninety days of his death and continuing annually during her lifetime. In the event the Corporation terminates Mr. Yull’s employment for any reason other than cause, or Mr. Yull terminates his employment for Good Reason as defined in the Agreement, Mr. Yull shall be entitled to severance pay in an amount equal to two times the sum of his base salary and the average performance bonus paid to Mr. Yull in the last two fiscal years ending on the date prior to his date of termination. Subject to the restrictions of Section 409A of the Internal Revenue Code of 1986, such amount shall be paid 65% in a lump sum and the balance in eight equal quarterly instalments. In addition, all unvested options that would otherwise vest during the 24 months following the date of termination shall be immediately vested and remain exercisable for a period of twelve months. Lastly, the retirement benefits set forth above shall vest.

In the event that Mr. Yull’s employment is terminated as a result of his Permanent Disability, as defined in the Agreement, or death, he shall be entitled to receive (i) accrued and unpaid base salary earned up to the date of termination, (ii) a pro-rated performance bonus that he would have received in respect of the fiscal year in which the termination occurred, (iii) vacation pay earned up to the date of termination, and (iv) provided the date of termination is on or after the fifth year anniversary of the Agreement, the retirement benefits set forth above shall vest. In addition, all unvested stock options held by Mr. Yull shall immediately vest and remain exercisable for a period of nine months following the date of termination for Permanent Disability or death.

In the event that Mr. Yull’s employment is terminated by the Corporation without cause or for Good Reason within two years of a Change of Control, as defined in the Agreement, then he shall be entitled to receive (i) accrued and unpaid base salary earned up to the date of termination, (ii) a pro-rated performance bonus that he would have received in respect of the fiscal year in which the termination occurred, based upon the average performance bonus paid to Mr. Yull in the last two fiscal years, (iii) vacation pay earned up to the date of termination, and (iv) severance pay in an amount equal to three times the sum of his base salary and the average performance bonus paid in the last two fiscal years immediately preceding the date of termination. In addition, all unvested stock options held by Mr. Yull shall immediately vest and remain exercisable for a period of 36 months following the date of termination, and the retirement benefits set forth above shall vest. Mr. Yull shall also be entitled to participate, at his cost, in the benefits under the Corporation’s medical and dental benefit program until such time as he reaches the age of eligibility for coverage under Medicare. Lastly, disability and life insurance benefits shall be provided for the benefit of Mr. Yull pursuant to any benefit plans and programs then provided by the Corporation generally to its executives and continue for a period of 36 months following the date of termination.

Mr. Yull has also agreed to a customary non-compete for two years from the date of termination.

On October 30, 2009, the Corporation entered into an employment letter agreement with Bernard J. Pitz. Pursuant to the terms of the letter agreement, Mr. Pitz receives an annual base salary of $360,000. Further, Mr. Pitz was awarded 182,927 options with a grant price of CDN$3.61. In addition, the Corporation agreed to cover Mr. Pitz’ relocation costs. Mr. Pitz is also entitled to a bonus ranging from zero to 100% of his then current annual base salary based on the achievement of specific goals that are mutually agreed to between Mr. Pitz and the Board of Directors. For 2012, Mr. Pitz’ bonus was based on the Corporation’s achieving certain target amounts for adjusted EBITDA and cash flows from operations after changes in working capital as set forth above in the Section entitled “Compensation of Executive Officers and Directors - Compensation Discussion and Analysis - Variable Cash Incentive Awards – Bonuses”. In addition to the amount under this plan, Mr. Pitz was awarded a discretionary bonus approved by the Board of Directors in 2012.

On November 17, 2009, the Corporation entered into a second letter agreement with Mr. Pitz. Pursuant to the terms of the letter agreement, in the event the Corporation terminates Mr. Pitz’ employment for any reason other than Cause as defined in the letter agreement, or Mr. Pitz terminates his employment for Good Reason as defined in the letter agreement, Mr. Pitz shall be entitled to severance pay in an amount equal to 12 times his highest total base monthly salary received in any one month during the twelve months prior to Mr. Pitz’ last day of employment, provided that if Mr. Pitz’ termination of employment occurs within twelve months of the appointment of a Chief Executive Officer of the Corporation other than Gregory A. C. Yull, then the severance payment due to Mr. Pitz shall be equal to 24 times Mr. Pitz’ highest monthly salary. Subject to the restrictions of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), such amount shall be paid in either 12 or 24 equal monthly instalments as applicable (“Severance Period”). In the event there is a Section 409A Change in Control within 6 months prior to Mr. Pitz’ termination of employment or during the Severance Period, the remainder of the unpaid severance payments shall be accelerated and paid in a single lump sum within 10 days after the 409A Change in Control occurs, subject to Section 409A. In the event there is an occurrence of Good Reason and Mr. Pitz does not terminate his employment within 60 days of the occurrence, he shall be deemed to have waived such Good Reason. If Mr. Pitz’ employment is terminated for Cause, or he resigns without Good Reason, or retires, then Mr. Pitz will not be eligible for severance pay. Mr. Pitz shall also be entitled to participate in the benefits under the Corporation’s medical, dental, vision, life insurance and accidental death and dismemberment coverage during the Severance Period, subject to the then current cost sharing features of the plans. In the event Mr. Pitz obtains other employment during the first twelve months of severance payments, the Corporation’s obligation to pay such severance shall cease. In the event Mr. Pitz obtains employment after twelve months but during the remainder of the Severance Period, the severance payments shall be reduced by the amount of compensation paid to Mr. Pitz by his subsequent employer.

On November 17, 2009, the Company also entered into a “change of control” agreement with Mr. Pitz. The agreement provides that if, within a period of six months after a change of control of the Company: (a) Mr. Pitz voluntarily terminates his employment with the Company; or (b) the Company terminates his employment without cause, Mr. Pitz will be entitled to, subject to the restrictions of Section 409A of the Internal Revenue Code of 1986, in deferred compensation, a lump sum in the case of his resignation or an indemnity in lieu of notice in a lump sum in the case of his termination, equal to 24 months of Mr. Pitz’s base remuneration at the effective date of such resignation or termination. Mr. Pitz is also entitled to continued insurance coverage then in effect if permitted by its carrier during such period.

On July 19, 2010, the Corporation entered into a letter agreement with Mr. Jim Bob Carpenter. Pursuant to the terms of the letter agreement, in the event the Corporation terminates Mr. Carpenter’s employment for any reason other than Cause as defined in the letter agreement, or Mr. Carpenter terminates his employment for Good Reason as defined in the letter agreement, Mr. Carpenter shall be entitled to severance pay in an amount equal to 24 times his highest total base monthly salary received in any one month during the twelve months prior to Mr. Carpenter’s last day of employment. Subject to the restrictions of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), such amount shall be paid in 24 equal monthly instalments (“Severance Period”). In the event there is a Section 409A Change in Control within 6 months prior to Mr. Carpenter’s termination of employment or during the Severance Period, the remainder of the unpaid severance payments shall be accelerated and paid in a single lump sum within 10 days after the 409A Change in Control occurs, subject to Section 409A. In the event there is an occurrence of Good Reason and Mr. Carpenter does not terminate his employment within 60 days of the occurrence, he shall be deemed to have waived such Good Reason. If Mr. Carpenter’s employment is terminated for Cause, or he resigns without Good Reason, or retires, then Mr. Carpenter will not be eligible for severance pay. Mr. Carpenter shall also be entitled to participate in the benefits under the Corporation’s medical, dental, vision, life insurance and accidental death and dismemberment coverage for a period of 12 months, subject to the then current cost sharing features of the plans. In the event Mr. Carpenter obtains other employment during the Severance Period, the Corporation’s obligation to pay such severance shall cease.

Estimated Termination Payments

The table below reflects amounts or values that would have been payable to or received by each Named Executive Officer still employed by the Corporation if his employment had been terminated on December 31, 2012 without cause or following a change of control:

	Termination Without Cause		Change of Control
Name	Severance	Continuation of Benefits	Severance	Continuation of Benefits

Gregory A. C. Yull	$1,475,000	$25,920	$2,212,500	$38,880
Bernard J. Pitz	$381,924	$19,335	$763,848	$38,670
Jim Bob Carpenter	$620,600	$18,907	$620,600	$18,907
Shawn Nelson	$314,150	$17,579	$314,150	$17,579
Douglas R. Nalette	$330,000	$15,493	$330,000	$15,493

Director Compensation

Compensation of directors is established in order to allow the Corporation to attract and retain highly qualified and devoted directors with a varied and relevant experience, taking into account the numerous segments of activities which the Corporation exploits, and to align the interests of the directors with those of the shareholders.

Directors receive annual fees and additional compensation which varies depending on their attendance to meetings of the Board of Directors or of its committees. Compensation is paid semi-annually.

The following table presents the different components of the compensation the directors may be entitled to receive, with the exception of Gregory A. C. Yull, who does not receive any compensation for serving as director as he is an executive of the Corporation.

Type of Compensation	Amount
Annual Amount
Annual retainer fee	$30,000
Chair of the Board of Directors (includes the annual retainer fee)	$90,000
Lead Director (includes the annual retainer fee)	$35,000
Chair of the Audit Committee	$10,000
Member of the Audit Committee	$5,000
Chair of the Human Resources and Compensation Committee and of the Corporate Governance and Nominating Committee	$5,000
Member of the Human Resources and Compensation Committee and of the Corporate Governance and Nominating Committee	$2,000
Chair of the Executive Committee	$5,000
Member of the Executive Committee	$2,000

Other Compensation
Attendance fee for each meeting of the Board of Directors and committees	$1,000 ($500 by telephone)

Directors are also reimbursed for travel and other out-of-pocket expenses incurred for attending Board and Committee meetings. If an independent director who is not an employee of the Corporation or of one of its subsidiaries is asked to provide additional services to the Corporation as director beyond the customary responsibilities of a director, such director may receive additional compensation determined by the Nominating and Corporate Governance Committee.

The Corporation does not have a retirement plan for directors who are not employees of the Corporation.

Summary of Director Compensation

The Corporation paid its directors an aggregate of $480,000 for their services as directors in respect of the fiscal year ended December 31, 2012. The following table presents the details of all compensation and fees paid to the directors of the Corporation for the fiscal year ended December 31, 2012 (except for Mr. Gregory A. C. Yull, who is a Named Executive Officer).

Director	Fees earned ($)	Share-based awards(1) ($)	Option-based awards ($)	Non-equity incentive plan compensation ($)	Pension value(2) ($)	All other compensation ($)		Total ($)
Eric E. Baker	108,000	39,852	—	—	—	—		147,852
Robert M. Beil	44,000	39,852	—	—	—	—		83,852
George J. Bunze	53,500	39,852	—	—	—	—		93,352
Robert J. Foster	52,000	39,852	—	—	—	—		91,852
James Pantelidis(3)	26,000	119,556	—	—	—	—		145,556
Jorge N. Quintas	37,500	39,852	—	—	—	—		77,352
Torsten A. Schermer(4)	23,500	—	—	—	—	90,000	(5)	113,500
Gregory A. C. Yull	—	—	—	—	—	—		—
Melbourne F. Yull	45,500	39,852	—	—	—	—		85,352
Total	390,000	358,668	—	—	—	90,000		838,668

(1)

The amount shown for each share-based award is the grant date fair value of the SARs that were granted to the Named Executive Officer under the SAR Plan for the specified financial year. It should be noted that the actual value received, if any, will be different and could also be nil, depending on variations in the prices of the Common Shares. The base value of a SAR is the closing price of the Corporation’s common shares on the TSX on the trading day immediately preceding the day on which a SAR is granted. The base value of SARs granted in 2012 is CDN$7.56. The grant date fair value of awards granted on June 28, 2012 is estimated at the date of the grant using the Black-Scholes option pricing model, a commonly-used method, with the following assumptions: estimated volatility of 65.74%, estimated dividend yield of 0%, risk-free interest rate of 1.17%, and expected life of four and one-half years. Even if the Corporation also uses the Black-Scholes method to determine the value for accounting purposes used for its consolidated financial statements, such value may be different from the value appearing in the table above as the Corporation uses a specific Black-Scholes factor at each date of grant calculated based on assumptions as to the sensibility of the security, the risk-free interest rate, the dividend rate and the life expectancy appropriate as of such date, the whole as described in the notes to the consolidated financial statements.

(2)	The Corporation does not have a retirement plan for directors who are not employees of the Corporation.
(3)	Mr. Pantelidis became a director of the Corporation on May 16, 2012.
(4)	Mr. Schermer was a director of the Corporation and a member of the Audit Committee and of the Human Resources and Compensation Committee until May 16, 2012.
(5)	Discretionary payment to a former director.

The following table presents the breakdown of fees earned by each director as such for the fiscal year ended December 31, 2012 (except for Mr. Gregory A. C. Yull, who is a Named Executive Officer).

Director	Board Retainer Fee ($)	Committee Retainer Fee ($)	Committee Chair Retainer Fee ($)	Board Attendance Fee ($)	Committee Attendance Fee ($)	Total Fees Earned ($)
Eric E. Baker	90,000	2,000	5,000	6,500	4,500	108,000
Robert M. Beil	30,000	2,000	5,000	6,000	1,000	44,000
George J. Bunze	30,000	2,000	10,000	6,500	5,000	53,500
Robert J. Foster(1)	35,000	6,000	—	6,500	4,500	52,000
James Pantelidis(2)	17,500	2,500	—	4,000	2,000	26,000
Jorge N. Quintas	30,000	2,000	—	5,000	500	37,500
Torsten A. Schermer(3)	15,000	3,500	—	3,000	2,000	23,500
Gregory A. C. Yull	—	—	—	—	—	—
Melbourne F. Yull	30,000	—	5,000	6,500	4,000	45,500
Total	277,500	20,000	25,000	44,000	23,500	390,000

(1)	Mr. Foster became a member of the Human Resources and Compensation Committee on May 16, 2012.
(2)	Mr. Pantelidis became a director of the Corporation on May 16, 2012.
(3)	Mr. Schermer was a director of the Corporation and a member of the Audit Committee and of the Human Resources and Compensation Committee until May 16, 2012.

Outstanding Director Incentive Plan Awards for the Fiscal Year Ended December 31, 2012

The following table presents for each director all outstanding awards at the end of the fiscal year ended December 31, 2012 (except for Mr. Gregory A. C. Yull who is a Named Executive Officer, see the heading “Compensation of Executive Officers and Directors—Summary of the Compensation of the Named Executive Officers—Incentive Plan Awards—Outstanding Share-Based Awards and Option-Based Awards”).

	Option-Based Awards				Share-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price (CDN$)	Option Expiration Date	Value of Unexercised In-the-Money Options(1) (CDN$)	Number of Shares or Units of Shares that have not Vested (#)	Market or Payout Value of Share-based awards that have not Vested(2) (CDN$)	Market or Payout Value of Vested Share-based awards not paid out or distributed(3) (CDN$)
Eric E. Baker	50,000 20,000	2.19 1.55	06/10/2016 06/07/2017	290,500 129,000	7,500	3,300	1,100
Robert M. Beil	2,500 10,000	2.19 1.55	06/10/2016 06/07/2017	14,525 64,500	7,500	3,300	1,100
George J. Bunze	30,000 10,000 10,000 20,000	3.61 0.55 2.19 1.55	09/05/2013 04/01/2015 06/10/2016 06/07/2017	131,700 74,500 58,100 129,000	7,500	3,300	1,100
Robert J. Foster	7,500 10,000	2.19 1.55	06/10/2016 06/07/2017	43,575 64,500	7,500	3,300	1,100
James Pantelidis	—	—	—	—	22,500	9,900	3,300

	Option-Based Awards				Share-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price (CDN$)	Option Expiration Date	Value of Unexercised In-the-Money Options(1) (CDN$)	Number of Shares or Units of Shares that have not Vested (#)	Market or Payout Value of Share-based awards that have not Vested(2) (CDN$)	Market or Payout Value of Vested Share-based awards not paid out or distributed(3) (CDN$)
Jorge N. Quintas	30,000 10,000 20,000	1.89 2.19 1.55	11/13/2015 06/10/2016 06/07/2017	183,300 58,100 129,000	7,500	3,300	1,100
Melbourne F. Yull	12,500 10,000	2.19 1.55	06/10/2016 06/07/2017	72,625 64,500	7,500	3,300	1,100

(1)

This column contains the aggregate value of in-the-money unexercised options as of December 31, 2012, calculated based on the difference between the closing price of the common shares on the TSX underlying the stock options on December 31, 2012 (being CDN$8.00) and the exercise price of the stock options. Actual gains, if any, on exercise will depend on the value of the common shares on the date of exercise. There is no guarantee that gains will be realized.

(2)

This column contains the aggregate payout value as of December 31, 2012 of SARs that have not vested, calculated based on the difference between the closing price of the common shares on the TSX underlying the SARs on December 31, 2012 (being CDN$8.00) and the base price of the SARs (being CDN$7.56). Actual gains, if any, on exercise will depend on the value of the common shares on the date of exercise. There is no guarantee that gains will be realized. The actual value received on exercise, if any, will be different and could also be nil, depending on variations in the prices of the Common Shares.

(3)

This column contains the aggregate payout value as of December 31, 2012 of vested SARs that have not been exercised, calculated based on the difference between the closing price of the common shares on the TSX underlying the SARs on December 31, 2012 (being CDN$8.00) and the base price of the SARs (being CDN$7.56). Actual gains, if any, on exercise will depend on the value of the common shares on the date of exercise. There is no guarantee that gains will be realized. The actual value received on exercise, if any, will be different and could also be nil, depending on variations in the prices of the Common Shares.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets out, for each director (except for Mr. Gregory A. C. Yull who is an Named Executive Officer), the value of option-based awards and share-based awards which vested during the year ended December 31, 2012 and the value of non-equity incentive plan compensation earned during the year ended December 31, 2012. For Mr. Gregory A. C. Yull, see the heading “Compensation of Executive Officers and Directors—Summary of the Compensation of the Named Executive Officers—Incentive Plan Awards—Outstanding Share-Based Awards and Option-Based Awards”).

Name	Option-Based Awards – Value Vested During the Year(1)	Share-Based Awards – Value Vested During the Year(2)	Non-Equity Incentive Plan Compensation – Value Earned During the Year
Eric E. Baker	88,250	nil	nil
Robert M. Beil	50,025	nil	nil
George J. Bunze	50,025	nil	nil
Robert J. Foster	63,950	nil	nil
James Pantelidis	Nil	nil	nil
Jorge N. Quintas	82,475	nil	nil
Melbourne F. Yull	88,250	nil	nil

(1)

The value is calculated as if the stock options were exercised on the vesting date of each relevant grant. The value is equal to the excess of the closing price of the common shares underlying the options on the vesting date over the exercise price on the vesting date. Actual gains, if any, on exercise will depend on the value of the common shares on the date of exercise. There is no guarantee that gains will be realized.

(2)

The value is calculated as if the SARs were exercised on the vesting date of each relevant grant. The value is equal to the excess of the closing price of the common shares underlying the SARs on the vesting date over the base price of the SARs price on the vesting date. There is no guarantee that gains will be realized. The actual value received on exercise, if any, will be different and could also be nil, depending on variations in the prices of the Common Shares.

For a summary description of the terms and conditions of the ESOP, see below under the heading “Securities Authorized for Issuance under Equity Compensation Plans—Executive Stock Option Plan”. For a summary description of the terms and conditions of SAR Plan, see below under the heading “Securities Authorized for Issuance under Equity Compensation Plans—Stock Appreciation Rights Plan”.

Pension and Other Post-Retirement Benefit Plans

The following table sets out the entitlements of each of Melbourne F. Yull and Gregory A. C. Yull under the defined benefit plans that provide for payments or benefits at, following, or in connection with retirement (all figures were calculated using the accounting methods and assumptions disclosed in Note 17 to the Consolidated Financial Statements of the Corporation for the fiscal year ended December 31, 2012).

Name	Number of Years Credited Service	Annual Benefits Payable ($)		Opening Present Value of Defined Benefit Obligation ($)	Compensatory Change ($)	Non-Compensatory Change ($)	Closing Present Value of Defined Benefit Obligation ($)
		At Year End	At Age 65
Melbourne F. Yull	25	260,935	N/A	3,072,123	(260,935)	231,308	3,042,496
Gregory A. C. Yull	23	259,647	600,000	1,847,597	—	1,956,535	3,804,132

Melbourne F. Yull was Chairman of the Board of Directors and Chief Executive Officer of the Corporation from January 11, 1995 to June 14, 2006. Prior thereto, Mr. Yull was the President and a director of the Corporation or a predecessor thereof, from 1981. The former employment agreement entered into between the Corporation and Mr. Yull provides that Mr. Yull receives from the Corporation a defined benefit supplementary pension annually for life in an amount equal to 2% of the average of Mr. Yull’s annual gross salary for the final five years of his employment with the Corporation, multiplied by his years of service with the Corporation to retirement. Accordingly, Mr. Yull receives a pension from the Corporation in an amount of $260,935 per year.

Gregory A. C. Yull is President, Chief Executive Officer and a director of the Corporation. The employment agreement entered into between the Corporation and Gregory A. C. Yull provides that he will receive from the Corporation a defined benefit supplementary pension annually for life in an amount equal to the lesser of (i) $450,000 if he separates from service to the Corporation at age 60 up to a maximum amount of $600,000 at age 65 increasing rateably for each additional year of service past age 60, and (ii) 2% of the average of his total cash compensation (base salary and performance bonus) for the highest five years of his employment during the prior ten years as of the time of separation of his employment with the Corporation, multiplied by his years of service with the Corporation. As of December 31, 2012, Mr. Yull’s accumulated benefit was an amount of $259,647 per year.

The Corporation maintains defined contribution pension plans in the United States and Canada. Each Named Executive Officer participates in the Intertape Polymer Corp. USA Employees’ Stock Ownership and Retirement Savings Plan (the “US Plan”). The US Plan is a defined contribution pension plan and qualifies as a deferred salary arrangement under section 401(k) of the United States Internal Revenue Code. Under the US Plan, employees who have been employed for at least 90 days may defer a portion of their pre-tax earnings subject to statutory limitations. The Corporation may make discretionary contributions for the benefit of eligible employees. The US Plan permits eligible employees to choose how their account balances are invested on their behalf within a range of investment options provided by third-party fund managers. The following table sets out the Corporation’s contributions to the US Plan and the accumulated value as of December 31, 2012 for each Named Executive Officer.

Name	Accumulated Value at Start of Year ($)	Compensatory ($)(1)	Accumulated Value at Year End ($)
Gregory A. C. Yull	346,404	16,500	844,753
Bernard J. Pitz	40,069	16,500	133,274
Jim Bob Carpenter	284,761	16,500	209,119
Shawn Nelson	283,831	16,500	436,034
Douglas R. Nalette	85,453	16,500	244,155

(1)	The Corporation’s contribution for the fiscal year ended December 31, 2012 was paid in 2013.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table sets out certain details as of December 31, 2012 with respect to the Corporation’s plans pursuant to which equity securities of the Corporation are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,657,037	$2.60	3,305,467
Equity compensation plans not approved by security holders	—	—	—
Total	2,657,037	$2.60	3,305,467

The options referred to in the table above were granted under the ESOP.

Executive Stock Option Plan

In 1992, the Corporation adopted the Executive Stock Option Plan, as amended from time to time (the “ESOP”) in respect of the common shares of the Corporation. The ESOP provides that the total number of common shares reserved for issuance thereunder is equal to 10% of the issued and outstanding common shares of the Corporation from time-to-time. The ESOP is considered to be an “evergreen” plan, since the number of common shares covered by options which have been exercised will be available for subsequent grants under the ESOP and the number of options available for grants increases as the number of issued and outstanding common shares of the Corporation increases. As such, under the rules of the Toronto Stock Exchange (the “TSX”), a security-based compensation arrangement such as the ESOP must, when initially put in place, receive shareholder approval at a duly-called meeting of shareholders and the unallocated options are subject to ratification by shareholders every three years thereafter. All unallocated options under the ESOP were ratified, confirmed and approved by shareholders at a special meeting of shareholders of the Corporation held on September 6, 2012.

The purpose of the ESOP is to promote a proprietary interest in the Corporation among the executives, key employees and directors of the Corporation and its subsidiaries, in order to both encourage such persons to further the development of the Corporation and assist the Corporation in attracting and retaining key personnel necessary for the Corporation’s long-term success. The Board of Directors designates from time-to-time those persons to whom options are to be granted and determines the number of common shares subject to such options. Generally, participation in the ESOP is limited to persons holding positions that can have an impact on the Corporation’s long-term results. The number of common shares to which the options relate is determined by taking into account, inter alia, the market value of the common shares and each optionee’s base salary.

The following is a description of certain features of the ESOP:

a)

options expire not later than ten years after the date of grant and, unless otherwise determined by the Board of Directors, all vested options under a particular grant expire 24 months after the vesting date of the last tranche of such grant;

b)

options vest at the rate of 25% per year, beginning, in the case of options granted to employees, on the first anniversary date of the grant and, in the case of options granted to non-management directors, on the date of the grant;

c)	the aggregate number of options that may be granted to directors who are not part of management may not exceed 1% of the number of issued and outstanding common shares of the Corporation;

d)

the exercise price of the options is determined by the Board of Directors, but cannot be less than the “Market Value” of the common shares of the Corporation, defined in the ESOP as the closing price of the common shares on the TSX for the day immediately preceding the effective date of the grant;

e)	the number of common shares reserved for issuance to any person cannot exceed 5% of the number of issued and outstanding common shares of the Corporation;

f)

the number of common shares issuable to any one “insider” of the Corporation and such insider’s associates within a one-year period cannot exceed 5% of the number of issued and outstanding common shares of the Corporation;

g)

the number of common shares issuable at any time to “insiders” under the ESOP or any other compensation arrangement of the Corporation cannot exceed 10% of the number of issued and outstanding common shares of the Corporation;

h)

the number of common shares issued to “insiders” within a one-year period under the ESOP or any other compensation arrangement of the Corporation cannot exceed 10% of the number of issued and outstanding common shares of the Corporation;

i)	options granted under the ESOP may not at any time be repriced;

j)	options granted under the ESOP may not be assigned;

k)

in the event that a bona fide offer to purchase all or part of the outstanding common shares is made to all shareholders, notice thereof must be given by the Corporation to all optionees and all options will become immediately exercisable, but only to the extent necessary to enable an optionee to tender his or her shares should the optionee so desire;

l)	the ESOP does not provide for financial assistance from the Corporation to optionees;

m)

when a director of the Corporation ceases to be a director, all non-vested options are immediately cancelled and the former director is entitled to exercise, within a period of three months from such event, options that had vested at the time the director ceased to be a director;

n)

in the case of retirement of an optionee, all non-vested options are immediately cancelled and the former employee is entitled to exercise, within a period of twelve months from retirement, options that had vested at the time of retirement;

o)

in the case of an optionee’s death, all non-vested options are immediately cancelled and the estate is entitled to exercise, within a period of twelve months from death, options that had vested at the time of death;

p)

when an optionee ceases to be an employee of the Corporation or a subsidiary of the Corporation for any reason other than retirement or death, all non-vested options are immediately cancelled and the optionee is entitled to exercise, within a period of three months from the termination of employment, options that had vested at the time of termination of employment; and

q)

subject to the approval of the TSX, the Board of Directors of the Corporation may amend or terminate the ESOP at any time but, in such event, the rights of optionees related to any options granted but unexercised under the ESOP shall be preserved and maintained and no amendment can confer additional benefits upon optionees without prior approval by the shareholders of the Corporation.

Since the inception of the ESOP in 1992:

(i)	the Corporation has granted options in respect of an aggregate of 12,266,833 Common Shares,

(ii)	options in respect of 7,017,217 Common Shares have lapsed, and

(iii)	options in respect of 3,154,616 Common Shares have been exercised,

so that, as of April 17, 2013, the date of this Circular, there were options issued and outstanding in respect of an aggregate of 2,095,000 Common Shares, representing 3.5% of the Corporation’s issued and outstanding Common Shares, and a total of 3,903,318 Common Shares were available for future grants of stock options, representing 6.5% of the Corporation’s issued and outstanding Common Shares.

Stock Appreciation Rights Plan

On June 20, 2012, the Board of Directors of the Corporation adopted the SAR Plan. The purpose of the SAR Plan is to (a) promote a proprietary interest in the Corporation among its executives and directors; (b) encourage the Corporation’s executives and directors to further the Corporation’s development; and (c) attract and retain the key employees necessary for the Corporation’s long-term success. The SAR Plan is administered by the Human Resources and Compensation Committee of the Board of Directors and authorizes the Corporation to award SARs to eligible persons. A SAR is a right to receive a cash payment equal to the difference between the base price of the SAR and the market value of a common share of the Corporation on the date of exercise. SARs can only be settled in cash.

The following is a description of certain features of the SAR Plan:

a)

SARs expire not later than ten years after the date of grant. The expiry date of SARs, and their vesting schedule, if any, shall be set out in the applicable agreement evidencing the grant of SARs to a participant;

b)	the aggregate number of SARs that may be granted to directors who are not employees of the Corporation shall not exceed 1% of the number of issued and outstanding Common Shares of the Corporation;

c)	the base price of a SAR shall be the closing price of the common shares of the Corporation on the TSX on the trading day immediately preceding the day on which a SAR is granted; and

d)

upon the occurrence of a change in control (as defined in the SAR Plan), all SARs outstanding at such time shall become fully and immediately vested and shall remain exercisable until their expiration, termination or cancellation pursuant to the terms of this SAR Plan and the applicable grant agreement;

The award agreements for the SARs granted in 2012 provide that the SARs granted to employees and executives will vest and may be exercisable 25% per year over four years and that the SARs granted to directors, who are not officers of the Corporation, will vest and may be exercisable 25% on the grant date, and a further 25% will vest and may be exercisable per year over three years.

Since the inception of the SAR Plan:

(i)	the Corporation has awarded 1,240,905 SARs,

(ii)	no SAR has lapsed, and

(iii)	no SAR has been exercised,

so that, as of April 17, 2013, the date of this Circular, there were 1,240,905 SARs outstanding.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

Aggregate Indebtedness

None of the executive officers, directors, employees and former executive officers, directors and employees of the Corporation and its subsidiaries as of April 17, 2013, owe any indebtedness to the Corporation and its subsidiaries, and no indebtedness of such persons to other entities was the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any subsidiary thereof.

Indebtedness of Directors and Executive Officers under Securities Purchase and Other Programs

The following table sets out for: (i) each individual who is, or at any time during the fiscal year ended December 31, 2012 was, a director or executive officer of the Corporation; (ii) each proposed nominee for election as a director of the Corporation; and (iii) each associate of any such director, executive officer or proposed nominee, the indebtedness of such person since January 1, 2012, to: (a) the Corporation or any of its subsidiaries; or (b) another entity, if such indebtedness has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any subsidiary thereof, other than “routine indebtedness” as defined in National Instrument 51-102 Continuous Disclosure Obligations of the Canadian Securities Administrators.

Name and principal position	Involvement of the Corporation or subsidiary	Largest amount outstanding during fiscal year ended December 31, 2012 ($)	Amount outstanding as of April 17, 2013 ($)	Financially- assisted securities purchases during fiscal year ended December 31, 2012 (#)	Security for indebtedness	Amount forgiven during fiscal year ended December 31, 2012 ($)
Securities Purchase Programs
Gregory A. C. Yull Chief Executive Officer & President	The Corporation is the lender	$90,962	$0	—	—	nil
Other Programs	—	—	—	—	—	—

The foregoing amounts were loaned in connection with the purchase of common shares of the Corporation.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

For the purposes of this Circular, “informed person” means: (i) a director or executive officer of the Corporation; (ii) a director or executive officer of a person or corporation that is itself an informed person or subsidiary of the Corporation; (iii) any person or corporation who beneficially owns, or exercises control or direction over, directly or indirectly, voting securities of the Corporation or a combination of both, carrying more than 10% of the voting rights attached to all outstanding voting securities of the Corporation, other than voting securities held by the person or corporation as underwriter in the course of a distribution; and (iv) the Corporation if it has purchased, redeemed or otherwise acquired any of its own securities, for so long as it holds any of its securities.

To the best of the Corporation’s knowledge, no informed person or proposed director of the Corporation, and no associate or affiliate of the foregoing persons, at any time since the beginning of its last completed financial year, has or had any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any transaction since the beginning of its last completed financial year that has materially affected the Corporation or any of its subsidiaries, or in any proposed transaction that could materially affect the Corporation or any of its subsidiaries, or in any matter to be acted upon at this Meeting.

SHAREHOLDER PROPOSALS

The CBCA provides that a registered holder or beneficial owner of shares that is entitled to vote at an annual meeting of the Corporation may submit to the Corporation notice of any matter that the person proposes to raise at the meeting (referred to as a “Proposal”) and discuss at the meeting any matter in respect of which the person would have been entitled to submit a Proposal. The CBCA further provides that the Corporation must set out the Proposal in its management proxy circular along with, if so requested by the person who makes the Proposal, a statement in support of the Proposal by such person. However, the Corporation will not be required to set out the Proposal in its management proxy circular or include a supporting statement if, among other things, the Proposal is not submitted to the Corporation at least 90 days before the anniversary date of the notice of meeting that was sent to the shareholders in connection with the previous annual meeting of shareholders of the Corporation. As the notice in connection with the Meeting is dated April 17, 2013, the deadline for submitting a Proposal to the Corporation in connection with the next annual meeting of shareholders is January 17, 2014.

The foregoing is a summary only. Shareholders should carefully review the provisions of the CBCA relating to Proposals and consult with a legal advisor.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board of Directors and management of the Corporation believe that the highest standards of corporate governance are essential in the effective management of the Corporation as well as in the Corporation’s ability to build sustainable worth for its customers, business partners, employees and investors. The Board of Directors is committed to maintaining a high standard of corporate governance, and regularly reviews and updates its corporate governance systems in light of changing practices, expectations and legal requirements.

The Corporation is a Canadian reporting issuer and its common shares are listed and posted for trading on the TSX. The Corporation’s corporate governance practices reflect applicable rules and guidelines adopted by the Canadian securities administrators as set out in National Policy 58-201 Corporate Governance Guidelines and National Instrument 58 101 Disclosure of Corporate Governance Practices (collectively, the “CSA Guidelines”). Further, the Corporation’s governance practices also comply with the governance rules of the U.S. Securities and Exchange Commission applicable to foreign issuers and those mandated by the United States Sarbanes-Oxley Act of 2002.

The CSA Guidelines set out a series of guidelines for effective corporate governance. The guidelines address matters such as the composition and independence of corporate boards, the functions to be performed by boards and their committees, and the effectiveness and education of board members. The Corporation’s corporate governance practices are substantially in alignment with the CSA Guidelines. In accordance with the CSA Guidelines, the Corporation discloses, on an annual basis and in prescribed form, the corporate governance practices that it has adopted.

Pursuant to its mandate, the Board of Directors supervises the management of the business and affairs of the Corporation, including the development of major policy and strategy and the identification of the risks of the Corporation’s business and implementation of the appropriate systems to manage these risks. The Board of Directors has explicitly assumed responsibility for the stewardship of the Corporation and has adopted a formal mandate setting out its stewardship responsibilities. The Board of Directors discharges its responsibilities either directly or through its committees.

The Board of Directors has established four committees, namely the Audit Committee, the Human Resources and Compensation Committee, the Corporate Governance and Nominating Committee and the Executive Committee to facilitate the carrying out of its duties and responsibilities and to meet applicable statutory requirements. The Board of Directors of the Corporation has adopted a formal mandate for each committee. The Board of Directors has developed a description of the role and responsibilities for each of the Chairman of the Board, the Lead Director, where applicable, the Chair of each committee of the Board and the Chief Executive Officer.

The Corporation has adopted a Code of Conduct and Business Ethics that all directors, management personnel and employees of the Corporation are expected to adhere to.

The following discloses the Corporation’s current governance practices in accordance with the CSA Guidelines.

Board of Directors

The Corporation complies with the CSA Guidelines which set out that a majority of the directors of the Corporation must be independent.

According to section 1.4 of National Instrument 52 – 110 Audit Committee, a director is independent if he has no direct or indirect material relationship with the Corporation, which includes a relationship which could, in the view of the Board of Directors, reasonably interfere with the exercise of the director’s independent judgment. After having examined the role and relationships of each of the directors and based on information provided by the directors, as to their individual circumstances, the Corporate Governance Committee has established that 62.5% of the directors proposed as nominees by management for election as directors are independent of the Corporation, namely:

•	Robert M. Beil
•	George J. Bunze
•	Robert J. Foster
•	James Pantelidis
•	Jorge N. Quintas

This determination was made based on the following factors:

(i)

the director is, or has been within the last three years, an employee or executive officer of the Corporation or a subsidiary, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Corporation or a subsidiary;

(ii)

the director is a current partner or employee of a firm that is the Corporation’s internal or external auditor, or was within the last three years, a partner or employee of that firm and personally worked on the Corporation’s audit within that time;

(iii)

an immediate family member of the director is a current partner of a firm that is the Corporation’s internal or external auditor, or is a current employee of that firm and participates in its audit, assurance or tax compliance (but not tax planning) practice, or was, within the last three years a partner or employee of that firm and personally worked on the Corporation’s audit within that time;

(iv)

the director, or an immediate family member of the director, is or has been within the last three years, an executive officer of an entity on which any of the Corporation’s current executive officers serve or served at that time on the entity’s compensation committee;

(v)

the director or an immediate family member of the director who is employed as an executive officer of the Corporation has received, during any twelve month period within the last three years, more than $75,000 in direct compensation from the Corporation, other than (i) director and committee fees, (ii) pension or other forms of deferred compensation for prior service provided that such compensation is not contingent in any way on continued service, and (iii) compensation for previously acting as an interim chief executive officer of the Corporation or previously acting as a Chairman of the Board of Directors on a part-time basis.

An “immediate family member” includes a person’s spouse, parents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the person’s home.

After having examined the role and relationships of each director, the Corporate Governance and Nominating Committee has established that, of the eight directors proposed by management to sit on the Board of Directors, the following three directors are not independent from the Corporation, namely:

•	Mr. Melbourne F. Yull who was, in the past three years, the Executive Director of the Corporation;

•	Mr. Gregory A. C. Yull who is the Chief Executive Officer of the Corporation; and

•	Mr. Baker who is a shareholder, director and senior officer of Altacap II Inc., which, until June 30, 2011, had a support services agreement with the Corporation.

The Corporation complies with the guidelines on corporate governance practices, which set out that a majority of the directors of the Corporation must be independent. The Board of Directors considers that, as of the date hereof, five of the eight directors are independent, meaning that 62.5% of the proposed nominees as directors are independent.

In addition, during the fiscal year ended December 31, 2012, all of the members of each of the Audit Committee and the Human Resources and Compensation Committee and a majority of the members of the Corporate Governance and Nominating Committee were independent directors. The members of the Audit Committee during the fiscal year ended December 31, 2012 were George J. Bunze (Chairman), Robert J. Foster, Thorsten A. Schermer (until May 16, 2012) and James Pantelidis (effective May 16, 2012). The members of the Human Resources and Compensation Committee during the fiscal year ended December 31, 2012, were Robert M. Beil (Chairman), Robert J. Foster (effective May 16, 2012), Jorge N. Quintas and Thorsten A. Schermer (until May 16, 2012). The members of the Corporate Governance and Nominating Committee during the fiscal year ended December 31, 2012, were Eric E. Baker, Robert M. Beil, and George J. Bunze. If necessary, the independent members of the Board of Directors can meet without the presence of the non-independent directors.

The following directors are currently directors of other issuers that are reporting issuers (or the equivalent) in a jurisdiction of Canada or a foreign jurisdiction:

Name of Director	Issuers
George J. Bunze	Stella-Jones Inc.
James Pantelidis	EnerCare Inc. Industrial Alliance Financial Services Inc. Parkland Fuel Corporation Rona Inc.

The independent directors do not hold regularly-scheduled meetings at which non-independent directors and members of management are not in attendance. If necessary, the independent directors can hold such meetings. During the period from January 1, 2012 through December 31, 2012, the independent directors did not hold such meetings. However, at each meeting of the Board of Directors, the independent directors meet without the non-independent director or members of management of the Corporation present.

Eric E. Baker, the Chairman of the Board of Directors, is not, as of the date hereof, an independent director. The position of Chairman of the Board of Directors and Chief Executive Officer are split. The competence and experience of Mr. Baker, Chairman of the Board of Directors and non-independent director, are very important for the Corporation and the Board of Directors. Other mechanisms have been put into place, including holding meetings of independent directors without members of management in attendance. Mr. Foster was appointed as Lead Director. Moreover, in each of their respective areas, the chairman of the Audit Committee and of the Human Resources and Compensation Committee provide leadership for the independent directors.

During the fiscal year ended December 31, 2012, the Board of Directors held eight meetings, the Executive Committee held five meetings, the Audit Committee held five meetings, the Human Resources and Compensation Committee held one meeting and. the Nominating and Corporate Governance Committee held two meetings. Overall directors attended 97.1% of the meetings held by the Board of Directors and its committees. The following table presents a detailed record of the number of board meetings and committee meetings attended by each director.

	Board of Directors (8 meetings)		Executive Committee (5 meetings)		Audit Committee (5 meetings)		Human Resources and Compensation Committee (1 meeting)		Corporate Governance and Nominating Committee (2 meetings)		Total Attendance
Director	Number	%	Number	%	Number	%	Number	%	Number	%	%
Eric E. Baker	8	100%	5	100%	—	—	—	—	2	100%	100%
Robert M. Beil	7	87.5%	—	—	—	—	1	100%	2	100%	90.9%
George J. Bunze	8	100%	—	—	5	100%	—	—	2	100%	100%
Robert J. Foster(1)	8	100%	—	—	5	100%	—	—	—	—	100%
James Pantelidis(2)	5	100%	—	—	2	66.7%	—	—	—	—	87.5%
Jorge N. Quintas	7	87.5%	—	—	—	—	1	100%	—	—	88.9%
Thorsten A. Schermer(3)	3	100%	—	—	2	100%	1	100%	—	—	100%
Gregory A. C. Yull	8	100%	5	100%	—	—	—	—	—	—	100%
Melbourne F. Yull	8	100%	5	100%	—	—	—	—	—	—	100%
(1)	Mr. Foster was appointed to the Human Resources and Compensation Committee on May 12, 2012.
(2)

Mr. Pantelidis became a director of the Corporation and was appointed to the Audit Committee on May 16, 2012. Since then, there have been six meetings of the Board of Directors and three meetings of the Audit Committee.

(3)

Mr. Schermer was a director of the Corporation and member of the Audit Committee and of the Human Resources and Compensation Committee until May 16, 2012. Before such date, there were three meetings of the Board of Directors, two meetings of the Audit Committee and one meeting of the Human Resources and Compensation Committee.

The Board of Directors has transitioned to the use of electronic board books and in some cases, video conferencing. This allows information to be disseminated more effectively and allows the Board of Directors to conduct its business more efficiently. The use of electronic board books has also reduced the use of paper by the Board of Directors, which also has the corollary benefit of reducing cost and is consistent with the Corporation’s dedication to be an environmental leader.

Board Mandate

The Board of Directors approved the written mandate of the Board. The mandate of the Board of Directors is to supervise the management of the business and affairs of the Corporation, including the development of major policies and strategies and the identification of the risks of the Corporation’s business and the implementation of the appropriate systems to manage these risks. The complete text of the mandate of the Board of Directors is set forth in Schedule A to this Circular.

Position Description

The Board of Directors has developed a description of the role and responsibilities of the Chairman of the Board, the Lead Director, where applicable, the Chair of each committee of the Board and the Chief Executive Officer. The description of the role and responsibilities of the Chairman of the Board was approved by the Board of Directors. The description of the role and responsibilities of the Chairman of the Board of Directors establishes that the Chairman of the Board of Directors provides leadership and develops guiding principles for the Board of Directors and represents the Board of Directors with the shareholders at the annual meeting of shareholders. The Chairman of the Board also sets the agenda for meetings of the Board of Directors, chairs meetings of the Board of Directors, ensures that board members receive clear information on a timely basis and ensures that the performance of the Board of Directors is assessed on a regular basis. In addition, the Chairman of the Board supervises the chairs of the committees.

The description of the role and responsibilities of the Lead Director was approved by the Board of Directors. It provides, among other things, that the Lead Director chairs all meetings of the independent directors and must ensure that the Board of Directors functions independently from management. Descriptions of the role and responsibilities of the chairs of the Audit Committee, the Human Resources and Compensation Committee and the Corporate Governance and Nominating Committee were approved by the Board of Directors. They provide, among other things, that the chairman of each committee sets the agenda and chairs committee meetings and reports regularly to the Board of Directors.

A description of the role and responsibilities of the Chief Executive Officer was approved by the Board of Directors. The Board of Directors also determines with the Chief Executive Officer his priorities and responsibilities. The description provides that the Chief Executive Officer is ultimately responsible for managing the Corporation, for ensuring the profitability of the Corporation, for the proper functioning of its operations and for its sustained growth. He or she is responsible for developing and implementing the mission, the vision and the strategy of the Corporation approved by the Board of Directors. He or she must establish objectives for the Corporation and ensure that action plans and policies are implemented to meet these objectives. Therefore, he or she is responsible for implementing and ensuring compliance with policies relating to operations, finance, growth and human resources management. He or she is accountable for the development and respect of sound business practices and relations with internal and external clients of the Corporation, with the financial community, with the social communities and governments.

The position description of the Chairman of the Board of Directors is set out in Schedule B to this Circular. The position description of the Chief Executive Officer is set out in Schedule C to this Circular, The position description of the Lead Director is set out in Schedule D to this Circular.

Orientation and Continuing Education

Upon a director’s election or appointment to the Board of Directors, the director receives all of the various corporate governance documents that have been adopted by the Corporation. Additionally, the director participates in meetings with members of management of the Corporation, is given a tour of certain of the Corporation’s operational facilities and is briefed on the strategic policies and strategic direction of the Corporation, all of which is designed with a view to familiarize new directors with the Corporation, its management structures and operations, and key legal, financial and operational issues.

New directors are also provided with information regarding corporate governance and structure and procedures of the Board of Directors and any committee on which the director will serve.

Upon joining the Board of Directors, a new director will have multiple one-on-one sessions with the chairman, chief executive officer and corporate secretary to discuss the function of the Board of Directors and the nature of operation of the Corporation’s business activities. Individual meetings will also be scheduled with executive management to educate new directors in more detail with respect to the Corporation’s operations. A secure website is also available to directors, were they have access to important Board of Directors materials, including board books, charters, guidelines and codes.

The Corporation has developed a continuing education program. The main objective of the continuing education program is to offer for each new director the opportunity to learn the business of the Corporation and to each director to better understand the challenges the Corporation is exposed to. This continuing education program is addressed, inter alia, to new directors to inform them as to the role of the Board of Directors, its committees and its directors, the nature and functioning of the Corporation, and the operations and management of the Corporation. Each director receives a Director Information Handbook that is regularly updated. The Director Information Handbook contains material pertinent to the affairs of the Corporation, including the mandate of the Board of Directors and its committees, descriptions of the role and responsibilities of each committee chair and of the Chairman of the Board, details of directors’ compensation, details regarding the directors’ liability insurance, the role and responsibilities of the President and Chief Executive Officer, the Corporation’s Code of Business Conducts and Ethics (the “Code of Conduct”) and its policies. In addition, newly appointed directors benefit from an orientation program in the form of informal meetings with management as well as guided tours of certain of the Corporation’s business units.

The Corporation relies on the fact that each director has had considerable prior corporate experience and that each director has the necessary expertise to serve as an effective director of the Corporation. Various members of senior management of the Corporation report to the Board of Directors on an informal and formal basis regularly in order to keep the directors up-to-date on various matters concerning the business and affairs of the Corporation. Counsel to the Corporation in both the United States and Canada is also available to advise the Board of Directors on new developments in relevant areas of the law.

Ethical Business Conduct

The Corporation’s Code of Conduct applies to each of the Corporation’s directors, officers and employees. A copy of the Code of Conduct is available under the Corporation’s “company profile” on SEDAR at www.sedar.com.

All directors, officers and employees of the Corporation are strongly encouraged to discuss all issues with appropriate personnel at the Corporation in cases where they suspect that a potential breach of the Code of Conduct may have occurred. Any waiver of a provision of the Code of Conduct for executive officers or directors of the Corporation may be made only by the Board of Directors or a committee thereof and will be promptly disclosed as required by law or by the regulations of the TSX. To the knowledge of the directors and officers of the Corporation, there has not been any instance of departure from the Code of Conduct within the last twelve months. Persons who violate the standards set out in the Code of Conduct will be subject to disciplinary action. The Board of Directors did not grant any waiver with respect to the Code of Conduct to any director, executive or executive officer during the last fiscal year. Therefore, no material change report pertaining to any conduct of a director, executive or executive officer that constitutes a departure from the Code of Conduct was filed.

The Code of Conduct is provided to each employee of the Corporation at the time of his or her commencement of employment, as well as to each director and officer of the Corporation at the time of his or her election or appointment. The Code of Conduct covers a variety of subject matters that are related to proper business conduct and ethics, including conflicts of interest, discrimination and harassment in the work place, the health and safety of employees, confidentiality obligations and insider-trading prohibitions. Compliance with these subject matters is ultimately monitored by the Board of Directors in different ways depending on the specific matter in question.

For example, as concerns insider trading, at the designated time during each financial quarter, a member of the Board of Directors instructs management to inform the Corporation’s personnel in writing when the regular trading black-out period begins and ends. Further, members of the Board of Directors are also involved when a decision has to be made as to whether an additional trading black-out period is warranted in the event that certain material information may be accessible by the Corporation’s personnel prior to its divulgation to the public.

As concerns matters such as discrimination and harassment and the health and safety of employees, it is the Corporation’s supervisors and managers who are responsible for regularly monitoring such matters. These managers prepare written reports dealing with these matters on a regular basis. The reports are then reviewed by members of senior management, who are responsible for bringing any specific concerns to the attention of the Board of Directors.

The Code of Conduct sets out that employees are to discuss any compliance matters or concerns with a supervisor or manager or, if they prefer, to discuss them with Shutts & Bowen LLP, the Corporation’s U.S. legal counsel. The Corporation’s supervisors and managers and counsel at Shutts & Bowen LLP, as the case may be, each have ready access to the Board.

Under the CBCA, the Corporation’s governing statute a director or officer of the Corporation must disclose to the Corporation, in writing or by requesting that it be entered in the minutes of meetings of the Board of Directors, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with the Corporation, if the director or officer: (a) is a party to the contract or transaction; (b) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or (c) has a material interest in a party to the contract or transaction. Subject to limited exceptions set out in the CBCA, the director cannot vote on any resolution to approve the contract or transaction.

Further, it is the policy of the Corporation that an interested director or officer recuses himself or herself from the decision-making process pertaining to a contract or transaction in which he or she has an interest.

In 2007, the Audit Committee established the “Whistle Blower Policy and Procedures” as part of the Code of Conduct. The purpose of the “Whistle Blower Policy and Procedures” is to provide a means by which accounting and audit-related complaints can be handled by the Audit Committee, thus providing an anonymous method by which employees can report, if any, questionable accounting, internal accounting controls, and auditing matters which would constitute a violation of the Corporation’s accounting policies, without fear of retaliation against good-faith whistleblowers.

Nomination of Directors

The Corporate Governance and Nominating Committee identifies and recommends to the Board, when appropriate, skill sets and individuals who could add value to the Board of Directors. If the Board of Directors determines that new candidates for board nomination are advisable, the process by which the Board of Directors identifies new candidates for board nomination will begin with the approval by the Board of Directors of an outline of the skill-set and background which are desired in a new candidate. Board members or management will have an opportunity to suggest candidates for consideration. A search firm may be employed. Prospective candidates will be interviewed by the Chairman and other members of the Board of Directors on an ad hoc basis. An invitation to join the Board of Directors will be extended only after the Board of Directors has reached a consensus on the appropriateness of the candidate.

The members of the Corporate Governance and Nominating Committee are Eric E. Baker, Robert M. Beil, and George J. Bunze. The Corporate Governance and Nominating Committee is not composed entirely of independent directors, inasmuch as Eric E. Baker is not an independent director. The majority of the members of the Corporate Governance and Nominating Committee, however, are independent, as is a majority of the members of the Board of Directors, ensuring any candidate recommended to the

Board of Directors by the Corporate Governance and Nominating Committee is approved by a majority of independent members of the Corporate Governance and Nominating Committee and the Board of Directors.

The members of the Corporate Governance and Nominating Committee are appointed by the Board of Directors annually. The charter of the Corporate Governance and Nominating Committee is set out in Schedule E to this Circular and states that the committee will inter alia:

(i)	Develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Corporation;

(ii)	Monitor corporate governance issues, trends and proposed, new or amended regulatory requirements and, as appropriate, make recommendations to the Board of Directors;

(iii)

Advise the Board of Directors with respect to the charters, structure and operations of the various committees of the Board and qualifications for membership thereon. In consultation with the Chairman of the Board and the Chief Executive Officer of the Corporation, make recommendations to the Board of Directors regarding which directors should serve on the various committees of the Board of Directors;

(iv)

Authorize any waiver of the compliance by an executive officer or a director with the Corporation’s Code of Conduct, oversee the investigation of any alleged breach of the Corporation’s Code of Conduct and make recommendations to the Board of Directors regarding any measures to be taken by the Board of Directors with respect thereto;

(v)	Exercise oversight of the policies and processes adopted by it or the Board of Directors relating to director orientation and continuing education;

(vi)

Exercise oversight of the processes adopted by the Board of Directors for evaluating (i) the overall performance and workings of the Board of Directors as a whole, and (ii) the performances of individual directors;

(vii)

Establish a process for determining the “independence” of directors, the identification of “financial experts”, and the “financial literacy” of directors, as those terms are defined from time to time under the requirements or guidelines for board service under applicable securities laws and the rules of any stock exchange on which the Corporation’s securities are listed for trading; and

(viii)	Review the size and composition of the Board of Directors.

Compensation

The Board of Directors has given the Human Resources and Compensation Committee a mandate to examine the compensation of executive officers and make recommendations with respect thereto. For more detailed information with respect to the compensation of the Corporation’s officers, see “Compensation of Executive Officers and Directors — Compensation Discussion and Analysis – Compensation Process” above.

The Board of Directors has established a Human Resources and Compensation Committee that is composed entirely of independent directors within the meaning of National Instrument 52-110 Audit Committee. The members of the Human Resources and Compensation Committee for the fiscal year ended December 31, 2012, were Robert M. Beil (Chairman), Robert J. Foster (from May 16, 2012), Jorge N. Quintas and Torsten A. Schermer (until May 16, 2012).

The mandate of the Human Resources and Compensation Committee is described above under the heading “Compensation of Execution Officers and Directors — Compensation Discussion and Analysis – Compensation Process”. The charter of the Human Resources and Compensation Committee is set out in Schedule F to this circular.

During the fiscal year ending December 31, 2012, the Board of Directors retained the services of the Hay Group, Inc. as well as Buck Consultants, LLC as compensation consultants for advice relating to the competitiveness and appropriateness of the compensation programs of the Corporation for the President and Chief Executive Officer and other key executives, as the case may be. The services may include, but are not limited to, advice on base salaries, short term, medium term and long term incentive programs, pension plans, social benefits, awards and provisions regarding employment and change of control. In connection with these services, Buck Consultants, LLC, may review the Corporation’s compensation policies (including making recommendations on the companies forming part of the peer group of companies representative of the competitive market of the Corporation, positioning regarding compensation and performance, performance measures, etc.), the design of the programs and the level of compensation compared to market and may make observations and recommendations regarding amendments where appropriate.

During the fiscal year ended December 31, 2012, the Corporation paid fees of $72,930 ($20,121 for the fiscal year ended December 31, 2011) for services related to the compensation of senior management.

Other Board Committees

The only committee of the Board other than the Audit Committee, Human Resources and Compensation Committee and Corporate Governance and Nominating Committee is the Executive Committee, which is comprised of Gregory A. C. Yull, Eric E. Baker and Melbourne F. Yull. The function of the Executive Committee is to provide strategic direction for the Corporation. The charter of the Executive Committee is set out in Schedule G to this circular.

Assessments

All directors are, from time to time, required to complete a director’s questionnaire designed to assist the Board in assessing each director, the Board of Directors as a whole, and each committee of the Board of Directors. The results of these assessments are discussed at a meeting of the Board of Directors.

AUDIT COMMITTEE INFORMATION

Reference is made to the subsection entitled “Audit Committee” under Item 6C in the Corporation’s Annual Report on Form 20-F for the fiscal year ended December 31, 2012 for required disclosure relating to the Audit Committee. The Annual Report on Form 20-F is available under the Corporation’s “company profile” on SEDAR at www.sedar.com and can be obtained by contacting the Corporation at 9999 Cavendish Blvd., Suite 200, Ville-St-Laurent, Québec H4M 2X5, telephone (514) 731-7591.

ADDITIONAL INFORMATION

Financial information about the Corporation is contained in its Consolidated Financial Statements and Management’s Discussion and Analysis for the fiscal years ended December 31, 2012 and 2011, and additional information about the Corporation is available under the Corporation’s “company profile” on SEDAR at www.sedar.com.

If you would like to obtain, at no cost to you, a copy of any of the following documents:

(a)	the latest Form 20-F filed in lieu of an Annual Information Form of the Corporation together with any document, or the pertinent pages of any document, incorporated by reference therein;

(b)

the Consolidated Financial Statements of the Corporation for the fiscal years ended December 31, 2012 and 2011 together with the accompanying report of the auditors thereon and any interim financial statements of the Corporation for periods subsequent to December 31, 2012 and Management’s Discussion and Analysis with respect thereto; and

(c)	this Circular,

please send your request to:

Intertape Polymer Group Inc.

9999 Cavendish Blvd.

Suite 200

Ville-St-Laurent, Québec

H4M 2X5

telephone: (514) 731-7591

telecopier: (514) 731-5039

AUTHORIZATION

The contents and the mailing of this Circular have been approved by the Board of Directors of the Corporation.

J. Gregory Humphries

Secretary

Orlando, Florida

April 17, 2013

SCHEDULE A

MANDATE OF THE BOARD OF DIRECTORS OF THE CORPORATION

The mandate of the Board of Directors is to supervise the management of the business and affairs of the Corporation, including the development of major policies and strategies and the identification of the risks of the Corporation’s business and implementation of the appropriate systems to manage these risks.

The Board of Directors has the responsibility for:

1.	Executive/Senior Management

1.1	Selecting, appointing, evaluating and (if necessary) terminating the Chief Executive Officer.

1.2	Succession planning, including appointing, training and monitoring the performance of senior management.

1.3	Approving the compensation of the senior management team and the remuneration of the Board of Directors.

2.	Business Strategy/Plans/Budgets

2.1	The development of major policies and strategies of the Corporation, as well as the approval of strategic plans and the monitoring of the Corporation’s performance against those plans.

2.2	Approving annual capital and operating plans and monitoring performance against those plans.

2.3	Approving all material amendments or departures proposed by management from established strategy, capital and operating budgets or matters of policy which diverge from the ordinary course of business.

3.	Finance

3.1	Approving dividend distributions to the Corporation’s shareholders, if any.

4.	Audit/Risk Management

4.1	Establishing policies and processes to identify business risks and ensure that systems and actions are in place to manage such risks.

4.2	Recommending the appointment of the external auditors to the shareholders at their annual meeting.

4.3	Approving external auditor scope of work and fees for annual audits and the scope of work and fees of any non-audit related projects or engagements.

4.4	Approving the quarterly and annual financial statements, the quarterly and annual Management’s Discussion and Analysis and the related news releases.

4.5	Establishing policies and processes to ensure the integrity of the Corporation’s internal control and management information systems.

5.	Corporate Governance

5.1	Providing appropriate orientation for new directors.

5.2	Assessing, on an annual basis, the effectiveness of the Board of Directors as a whole, as well as periodically evaluating the contribution of individual members of the Board of Directors.

5.3	Approving a process for communication with the Corporation’s shareholders.

5.4	Approving the nominees as directors for election to the Board of Directors at the annual meeting of shareholders.

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5.5	Establishing committees of the Board of Directors and approving their Chair, their respective mandates and the limits of authority delegated to each of these committees.

5.6	Monitoring compliance with the Corporation’s Code of Conduct and Business Ethics.

5.7	Establishing an effective process of corporate governance consistent with applicable regulatory requirements.

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SCHEDULE B

POSITION DESCRIPTION OF THE CHAIRMAN OF THE BOARD

OF DIRECTORS OF THE CORPORATION

The Chairman of the Board of Directors of the Corporation has the responsibility for:

1.	Providing leadership to the Board of Directors.

2.	Overseeing its effectiveness and ensuring that it meets its obligations and responsibilities.

3.	Monitoring and coordinating the functions of the Board of Directors with management of the Corporation.

4.	Chairing all Board of Directors’ and shareholders’ meetings.

5.	Ensuring that adequate advance information is distributed to the Directors and that the Board of Directors receives regular updates on all issues important to the affairs of the Corporation.

6.

Meeting with members of the Board of Directors and each Board of Directors’ committee to ensure full utilization of individual capacities and the optimum performance of the Board of Directors and each of its committees.

7.	Reviewing progress made by management of the Corporation in executing the Board of Directors’ decisions and plans in conformity with the Corporation’s policies.

8.	Being available to provide counsel to management of the Corporation on major policy issues such as acquisitions, divestitures and financial structure.

9.	Participating in external activities involving the representation of the Corporation to its major stakeholders, including its shareholders, the financial community, governments and the public.

10.	At the request of the Board of Directors, undertaking specific assignments for the Board of Directors.

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SCHEDULE C

POSITION DESCRIPTION OF THE CHIEF EXECUTIVE OFFICER OF THE CORPORATION

The Chief Executive Officer of the Corporation has the responsibility for:

1.	Directing the business and affairs of the Corporation by establishing, deploying and actuating a strategic plan, as well as operating plans/budgets as approved by the Board of Directors.

2.	Setting objectives for the Corporation consistent with the aforementioned strategic plan.

3.	Providing strategic directions to the management of the Corporation so that the Corporation may achieve expected results.

4.	Determining and directing the overall objectives, policies and operating plans, both long- and short-term, of the Corporation in accordance with the Board of Directors’ mandate.

5.	Subject to Board of Directors’ approval, developing and monitoring the various research and development programs consistent with the strategy of the Corporation.

6.

Ensuring that the Corporation has in place proper guidelines to provide for efficient, safe and long-term operations with focus on product quality. Ensuring that resources are made available to enact or to exceed such guidelines.

7.

Analyzing the operating results of the organization and its principal components and ensuring appropriate steps are taken to address significant/material areas of concern affecting the Corporation’s balance sheet, assets, operating results, liabilities or risks of the business.

8.	Ensuring that the Board of Directors receives sufficient, timely information on all material aspects of the Corporation’s operations.

9.	Ensuring that a carefully-designed organization is in place and that the support provided to such organization is consistent with the strategy and objectives of the Corporation.

10.	Reviewing and recommending the employment or termination of all senior management personnel for Board of Directors’ approval.

11.	Actively assisting in the recruitment, training, development and retention of personnel within the Corporation in order to provide for the future management of the Corporation.

12.	Evaluating the performance of the senior management of the Corporation.

13.	Monitoring the Corporation’s compliance with current regulatory and disclosure rules.

14.	Exploring opportunities for the Corporation’s growth, either through investment and/or acquisitions, as well as dispositions of unproductive or non-strategic assets.

15.	Acting as a member of the Board of Directors.

16.	Building the corporate profile with the public and with investor communities, including with analysts who follow the Corporation.

17.	Identifying business risks and outlining plans to manage or mitigate such risks.

18.	Maintaining contact with other industry participants and government officials at senior levels.

19.	Ensuring that the appropriate information and disclosure are being provided to the shareholders of the Corporation.

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SCHEDULE D

POSITION DESCRIPTION OF THE LEAD DIRECTOR OF THE CORPORATION

The Lead Director is appointed by the Board of Directors (the “Board”) of Intertape Polymer Group Inc. (the “Corporation”) and shall be so appointed if the Chair of the Board is not independent within the meaning of applicable securities laws and the rules of any stock exchange on which the Corporation’s securities are listed for trading. The Lead Director must be independent.

The Lead Director provides independent leadership to the Board. The Lead Director shall facilitate the functioning of the Board independently of the Corporation’s management and will also maintain and enhance the quality of the Corporation’s corporate governance practices.

Provided a Lead Director must be appointed and that there is a vacancy in such office the Chair of the Nominating and Corporate Governance Committee, or if such office is also vacant, then the Chair of the Audit Committee shall fill the vacancy until such time as it is filled by the Board.

His or her principal responsibilities are as follows:

•	Providing leadership to ensure that the Board functions independently of management;

•	Ensuring that the work program allows the Board to properly perform its functions and mandate;

•	Chairing and directing meetings of independent directors;

•	Ensuring that independent directors have adequate opportunities to meet to discuss issues without management present;

•	Examining from time to time with the Executive Chair of the Board important matters to be dealt with by the Board;

•	Assisting any independent director in order to allow her or him to fully play her or his role;

•	Being available to independent directors who have concerns that cannot be addressed through the Executive Chair of the Board;

•	Reporting to the Executive Chair of the Board on the discussions held during meetings of independent directors;

•	In the absence of the Executive Chair of the Board, acting as chair of meetings of the Board;

•	Performing such other functions as may be reasonably requested by the Board or the Executive Chair of the Board; and

•	Recommending, where necessary, the holding of special meetings of the Board.

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SCHEDULE E

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER

1.	PURPOSE

The Corporate Governance and Nominating Committee (the “Committee”) is a standing committee appointed by the Board of Directors (the “Board”) of Intertape Polymer Group Inc. (the “Corporation”). The mandate of the Committee is to ensure compliance with, and enforcement of, corporate governance requirements and regulations, in particular as set forth in National Instrument 58–101 Disclosure of Corporate Governance Practices and National Policy 58–201 Corporate Governance Guidelines.

The Committee is responsible for overseeing and assessing the functioning of the Board and the committees of the Board and for the development, recommendation to the Board, implementation and assessment of, effective corporate governance principles. The Committee’s responsibilities also include identifying candidates for director and recommending that the Board select qualified director candidates for election at meetings of shareholders.

2.	COMPOSITION, PROCEDURES AND POWERS

Composition

The Committee will be comprised of at least three members, majority of the members of the Committee will be an “independent” director (as such term is defined from time to time under the requirements or guidelines for board service under applicable securities laws and the rules of any stock exchange on which the Corporation’s securities are listed for trading).

The members of the Committee will be appointed or changed by resolution of the Board to hold office from the time of their appointment until the next annual meeting of shareholders or until their successors are so appointed. The Board may remove or replace a member of the Committee at any time. A member will cease to be a member of the Committee upon ceasing to be a director. The Board may fill vacancies on the Committee by appointing another director to the Committee.

Procedures

The Committee will meet at times necessary to perform the duties described herein in a timely manner, but at least annually. Meetings may be held at any time deemed appropriate by the Committee.

A majority of the members of the Committee in office from time to time or, in the event that there are less than four members, two members will constitute a quorum for the transaction of business at any meeting of the Committee.

The Committee will fix its own procedure at meetings and for the calling of meetings. Unless waived by the members of the Committee, the Committee will meet “in camera” at each Committee meeting at which members of management are in attendance, to allow its members to discuss openly and candidly.

The Committee will report to the Board following meetings of the Committee.

Powers

The Committee is entitled to full access to all books, records, facilities, and personnel of the Corporation and its subsidiaries. The Committee may require such officers, directors and employees of the Corporation and its subsidiaries and others as it may see fit from time to time to provide any information about the Corporation and its subsidiaries it may deem appropriate and to attend and assist at meetings of the Committee. The Committee may obtain, where necessary, legal or other advice from outside professionals, and determine and pay the fees of such professionals, including sole authority to retain and terminate any search firm to be used to identify director candidates and to approve any such firm’s fees and other retention terms.

The Committee may delegate from time to time to any person or committee of persons any of the Committee’s responsibilities that lawfully may be delegated.

The Committee may adopt policies and procedures for carrying out its responsibilities.

Limitations of Corporate Governance and Nominating Committee’s Role

Notwithstanding the foregoing and subject to applicable law, nothing contained in this Charter is intended to require the Committee to ensure the Corporation’s compliance with applicable laws and regulations.

The Committee is a committee of the Board and as such is not, and shall not be, deemed to be an agent of the Corporation’s shareholders for any purpose whatsoever. The Board may, from time to time, permit minor departures from the terms hereof, either prospectively or retrospectively, and no provision contained herein is intended to give rise to civil liability to security holders of the Corporation or other liability whatsoever.

3.	DUTIES AND RESPONSIBILITIES

The duties and responsibilities of the Committee are established by the Board and include, amongst others, the following:

(i)	Develop and recommend to the Board a set of corporate governance principles applicable to the Corporation;

(ii)	Annually review the corporate governance principles and policies of the Corporation and, as appropriate, recommend changes to such principles and policies to the Board;

(iii)	Monitor compliance by the Corporation with all applicable regulatory requirements relating to corporate governance;

(iv)	Monitor corporate governance issues, trends and proposed, new or amended regulatory requirements and, as appropriate, make recommendations to the Board;

(v)

Advise the Board with respect to the charters, structure and operations of the various committees of the Board and qualifications for membership thereon. In consultation with the Chairman of the Board and the Chief Executive Officer of the Corporation, make recommendations to the Board regarding which directors should serve on the various committees of the Board;

(vi)

Authorize any waiver of the compliance by an executive officer or a director with the Corporation’s Code of Business Conduct, oversee the investigation of any alleged breach of the Corporation’s Code of Business Conduct and make recommendations to the Board regarding any measures to be taken by the Board with respect thereto;

(vii)	Review any shareholder proposal received by the Corporation and recommend to the Board the Corporation’s response;

(viii)	Review proposed annual corporate governance disclosure before submission to the Board for approval;

(ix)	Exercise oversight of the policies and processes adopted by it or the Board relating to director orientation and continuing education;

(x)	Exercise oversight of the processes adopted by the Board for evaluating (i) the overall performance and workings of the Board as a whole, and (ii) the performances of individual directors;

(xi)	Establish a process for recruiting suitable candidates to the Board;

(xii)

Establish a process for determining the “independence” of directors, the identification of “financial experts”, and the “financial literacy” of directors, as those terms are defined from time to time under the requirements or guidelines for board service under applicable securities laws and the rules of any stock exchange on which the Corporation’s securities are listed for trading;

(xiii)	Review the size and composition of the Board;

(xiv)	Review the compensation of directors and make recommendations to the Board with respect thereto;

(xv)

Review the Mandate for the Board on an annual basis and make recommendations to the Board for changes thereto and the position descriptions for the Chairman of the Board, the Lead Director, the President and Chief Executive Officer; and

(xvi)	Carry out any other mandate that the Board may give from time to time.

4.	REVIEW AND DISCLOSURE

The Committee shall review and reassess the adequacy of this Charter periodically and otherwise as it deems appropriate and recommend changes to the Board. The performance of the Committee shall be evaluated with reference to this Charter annually. The Committee shall ensure that this Charter is disclosed on the Corporation’s website and that this Charter or a summary of it which has been approved by the Committee is disclosed in accordance with all applicable securities laws or regulatory requirements.

SCHEDULE F

HUMAN RESOURCES AND COMPENSATION COMMITTEE CHARTER

1.	PURPOSE

The Human Resources and Compensation Committee (the “Committee”) is a standing committee appointed by the Board of Directors (the “Board”) of Intertape Polymer Group Inc. (the “Corporation”). The mandate of the Committee consists of ensuring the direction and implementation of the Corporation’s wage and compensation plans, policies and in ensuring that a succession plan is put in place to deal with the Corporation’s future needs regarding human resources, with respect to the Chief Executive Officer and other key executives.

2.	COMPOSITION, PROCEDURES AND POWERS

Composition

The Committee will be comprised of at least three members and a majority of the members of the Committee will be an “independent” director (as such term is defined from time to time under the requirements or guidelines for board service under applicable securities laws and the rules of any stock exchange on which the Corporation’s securities are listed for trading).

The members of the Committee will be appointed or changed by resolution of the Board to hold office from the time of their appointment until the next annual meeting of shareholders or until their successors are so appointed. The Board may remove or replace a member of the Committee at any time. A member will cease to be a member of the Committee upon ceasing to be a director. The Board may fill vacancies on a Committee by appointing another director to the Committee.

Procedures

The Committee will meet regularly at times necessary to perform the duties described herein in a timely manner, but at least annually. Meetings may be held at any time deemed appropriate by the Committee.

A majority of the members of the Committee in office from time to time or, in the event that there are less than four members, two members will constitute a quorum for the transaction of business at any meeting of the Committee.

The Committee will fix its own procedure at meetings and for the calling of meetings. Unless waived by the members of the Committee, the Committee will meet “in camera” at each Committee meeting at which members of management are not in attendance, to allow its members to discuss matters openly and candidly.

The Committee will report to the Board following meetings of the Committee.

Powers

The Committee is entitled to full access to all books, records, facilities, and personnel of the Corporation and its subsidiaries. The Committee may require such officers, directors and employees of the Corporation and its subsidiaries and others as it may see fit from time to time to provide any information about the Corporation and its subsidiaries it may deem appropriate and to attend and assist at meetings of the Committee. The Committee may obtain, where necessary, legal or other advice from outside professionals; and determine and pay the fees of such professionals.

The Committee may delegate from time to time to any person or committee of persons any of the Committee’s responsibilities that lawfully may be delegated.

The Committee may adopt policies and procedures for carrying out its responsibilities.

3.	DUTIES AND RESPONSIBILITIES

The duties and responsibilities of the Committee are established by the Board and include, amongst others, the following:

General Responsibilities

i)

Examine the Corporation’s wage and compensation policies, with respect to the Chief Executive Officer and other key executives, and make recommendations to the Board regarding the adoption of such policies, as well as any amendments required as a result of any new laws or regulations;

ii)

Review and assess the competitiveness and appropriateness of and approve the compensation package of the Chief Executive Officer and of other key executives. In conducting such review, the Committee will consider:

•	the compensation packages of the Chief Executive Officer and of other key executives for the prior year;

•	the Committee’s evaluation of the performance of the Chief Executive Officer and the Chief Executive Officer’s evaluation of the performance of the other respective key executives;

•	the Corporation’s performance and relative shareholder return;

•	whether the compensation package reflects an appropriate balance between short and longer-term incentives to improve performance of the Corporation;

•	whether the compensation package of the Chief Executive Officer or other key executives encourages excessive risk-taking;

•	the competitiveness of the compensation package, including the value of similar incentive awards paid to equivalent officers and positions at comparable companies; and

•	the awards granted to the Chief Executive Officer and other key executives in previous years;

iii)	Report the results or findings of its assessments of the competitiveness of the Corporation’s compensation policies and practices to the Board;

iv)

Examine and, if applicable, review the Executive Stock Option Plan and such other incentive plans approved by the Board, evaluate these plans and make recommendations to the Board regarding any amendments deemed necessary as a result of the enactment of any new applicable laws or regulations or resulting from new market trends;

v)

Monitor the administration of the Executive Stock Option Plan and such other incentive plans approved by the Board, and recommend to the Board grants of stock options other types of stock-based compensation other than grants to Directors who are not also employees of the Corporation;

vi)	Examine the Corporation’s director compensation policies and make recommendations to the Board regarding the adoption of such policies;

vii)

From time to time, as determined appropriate by the Committee, administer all policies and practices of the Corporation with respect to the indemnification of directors by the Corporation, approve all payments made pursuant to such policies and practices, and recommend to the Board the terms of the indemnification agreement to be entered into between the Corporation and each director;

viii)

Review and approve any employment contracts or arrangements with the Chief Executive Officer and other key executives, including any retirement allowance arrangements, severance payments or any similar arrangements to take effect in the event of a termination of employment and any change of control agreements;

ix)

Review and recommend to the Board compensation policies and processes and any new incentive compensation and equity compensation plans of the Corporation or changes to such plans and in particular, the compensation policies, processes and plans respecting the Chief Executive Officer and other key executives;

x)	Review on an annual basis the organizational structure and the succession planning program with respect to the Chief Executive Officer and other key executives;

xi)

Pre-approving any services (other than or in addition to compensation services) to be provided by the Corporation’s compensation consultant or advisor, or any of its affiliates, to the Corporation, or to its affiliated or subsidiary entities, or to any of its directors or other key executives;

xii)	Review the Committee’s mandate on an annual basis and make recommendations to the Board regarding the adoption thereof;

xiii)	Review the executive compensation information before it is publicly disclosed in the Corporation’s management proxy circular; and

xiv)	Carry out any other mandates that the Board may give from time to time.

Responsibilities Concerning the President and Chief Executive Officer

i)	Define the role and responsibilities of the President and Chief Executive Officer and make recommendations to the Board for their approval;

ii)

When hiring a new President and Chief Executive Officer, determine the Corporation’s objectives regarding this position, review the role and responsibilities in light of such objectives and approve the profile of the desired candidate with the help and support of the Chairman of the Board and the Human Resources management. If a mandate is given to outside advisors, review the list of potential candidates and approve the shortlist of candidates, participate in the final decision and make recommendations to the Board for approval;

iii)

Review and approve annually, in collaboration with the Chairman of the Board or, if applicable, the Lead Director, the objectives of the Corporation as they pertain to the compensation of the President and Chief Executive Officer, evaluate his performance in light of these objectives, establish the acceptable level of compensation based on this evaluation and make recommendations to the Board with respect thereto; and

iv)

Review and approve any decision with respect to the cessation of employment of the President and Chief Executive Officer and his severance package, if any, and make recommendations to the Board for approval.

Responsibilities Concerning Other Key Executives

i)	Determine annually the positions comprised by other key executives;

ii)	Recommend to the Board new candidates to the positions identified by the Board as comprising other key executives;

iii)	Review and approve the hiring, the compensation and the employment conditions of other key executives;

iv)	Review, if applicable, the severance packages negotiated in employment contracts or upon termination of employment of other key executives; and

v)	Review annually the development programs for other key executives.

4.	REVIEW AND DISCLOSURE

The Committee will review and reassess the adequacy of this Charter periodically and otherwise, as it deems appropriate, recommend changes to the Board. The performance of the Committee will be evaluated with reference to this Charter annually.

The Committee will ensure that this Charter is disclosed on the Corporation’s website and that this Charter or a summary of it which has been approved by the Committee is disclosed in accordance with all applicable securities laws or regulatory requirements.

SCHEDULE G

EXECUTIVE COMMITTEE CHARTER

1.	PURPOSE

The Executive Committee (the “Committee”) is a standing committee appointed by the Board of Directors (the “Board”) of Intertape Polymer Group Inc. (the “Corporation”). The Committee is established to assist the Board by acting in the Board’s place and stead, particularly with respect to the preliminary consideration and approval of matters of significance. While it is intended that all such matters first be brought before the full Board for consideration, it is recognized that the Committee may be required to meet and exercise the powers of the Board when the full Board is not in session or cannot reasonably be called in session.

2.	COMPOSITION, PROCEDURES AND POWERS

Composition

The Committee will be comprised of three members, as determined and appointed by the Board, and will consist of the Chairman of the Board, President and Chief Executive Officer, and one other member of the Board.

The members of the Committee will be appointed or changed by resolution of the Board to hold office from the time of their appointment until the next annual meeting of shareholders or until their successors are so appointed. The Board may remove or replace a member of the Committee at any time. A member will cease to be a member of the Committee upon ceasing to be a director. The Board may fill vacancies on the Committee by appointing another director to the Committee.

Procedures

The Committee will meet on an “as needed” basis, as circumstances dictate or as requested by the Board, a member of the Committee or a senior officer of the Corporation.

A majority of the members of the Committee in office from time to time or, in the event that there are less than four members, two members will constitute a quorum for the transaction of business at any meeting of the Committee.

The Committee will fix its own procedure at meetings and for the calling of meetings. Unless waived by the members of the Committee, the Committee will meet “in camera” at each Committee meeting at which members of management are not in attendance, to allow its members to discuss openly and candidly.

The Committee will regularly report to the Board following meetings of the Committee.

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Powers

The Committee shall have, and may exercise, all the power and authority of the Board in the management and direction of the business and affairs of the Corporation, except for those matters that are expressly delegated to another committee of the Board and matters which, under applicable law, or the Corporation’s constating documents, as amended, cannot be delegated by the Board in reference to 1) approving or adopting, or recommending to the shareholders, any action or matter expressly required by applicable law to be submitted to shareowner for approval or 2) adopting, amending or repealing any By-Law of the Corporation.

The Committee is entitled to full access to all books, records, facilities, and personnel of the Corporation and its subsidiaries. The Committee may require such officers, directors and employees of the Corporation and its subsidiaries and others as it may see fit from time to time to provide any information about the Corporation and its subsidiaries it may deem appropriate and to attend and assist at meetings of the Committee. The Committee may obtain, where necessary, legal or other advice from outside professionals and determine and pay the fees of such professionals.

The Committee may delegate from time to time to any person or committee of persons any of the Committee’s responsibilities that lawfully may be delegated.

The Committee may adopt policies and procedures for carrying out its responsibilities.

3.	DUTIES AND RESPONSIBILITIES

To fulfill its duties and responsibilities, the Committee shall:

i)	Serve as a sounding board for management on emerging issues, problems, and initiatives;

ii)	Carry out all matters that may be specifically and lawfully delegated to it by the Board;

iii)	Refer back to the full Board for ratification, confirmation and approval, all such matters as the Committee may deem appropriate;

iv)	Perform any other activities consistent with this Charter, the Corporation’s organizational documents and governing law, as the Committee or the Board deems necessary or appropriate;

v)

Exercise the powers of the Board in emergency situations, between regularly scheduled meetings, only if impractical for the full Board to act. The Committee shall in no event exercise any power that only the full Board may exercise at law, or take any final action on certain matters such as amending bylaws, removing a board member from office, hiring or removing the Chief Executive Officer, obligating the Corporation to new debt, or selling or acquiring a major asset.

4.	REVIEW AND DISCLOSURE

Any action taken by the Committee shall be presented for ratification by the Board at the next Board meeting or as soon thereafter as is practical.

5.	REVIEW AND DISCLOSURE

The Committee will review and reassess the adequacy of this Charter at least annually and otherwise, as it deems appropriate, recommend changes to the Board. The performance of the Committee will be evaluated with reference to this Charter annually.

The Committee will ensure that this Charter is disclosed on the Corporation’s website and that this Charter or a summary of it which has been approved by the Committee is disclosed in accordance with all applicable securities laws or regulatory requirements.

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